Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number: 57385HAC1

Term Facility CUSIP Number: 57385HAF4

Revolving Facility CUSIP Number: 57385HAD9

CREDIT AGREEMENT

dated as of

June 13, 2018,

among

MARVELL TECHNOLOGY GROUP LTD.,

the LENDERS Party Hereto,

GOLDMAN SACHS BANK USA,

as the General Administrative Agent and the Term Facility Agent,

and

BANK OF AMERICA, N.A.,

as the Revolving Facility Agent

GOLDMAN SACHS BANK USA,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS BANK PLC,

MUFG BANK, LTD.,

HSBC SECURITIES (USA) INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS BANK USA,

as Syndication Agent for the Revolving Facility

BANK OF AMERICA, N.A.,

as Syndication Agent for the Term Facility

BARCLAYS BANK PLC,

MUFG BANK, LTD.,

HSBC BANK USA, N.A.

and

WELLS FARGO BANK, N.A.,

as Documentation Agents

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.06	—	Litigation
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.03	—	Certain Sale/Leaseback Transactions
Schedule 6.05	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Form of Solvency Certificate

CREDIT AGREEMENT dated as of June 13, 2018, among MARVELL TECHNOLOGY GROUP LTD., a Bermuda exempted company, the LENDERS party hereto, GOLDMAN SACHS BANK USA, as the General Administrative Agent and the Term Facility Agent, and BANK OF AMERICA, N.A., as the Revolving Facility Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition, or series of related acquisitions (including pursuant to any amalgamation, merger or consolidation), of property that constitutes (a) assets comprising all or substantially all of a division, business or operating unit or product line of any Person or (b) all or substantially all of the Equity Interests in a Person.

“Acquisition Indebtedness” means any Indebtedness of the Company or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, an Acquisition (including the Cavium Acquisition) and any related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Persons or assets to be acquired); provided that either (a) the release of the proceeds thereof to the Company and the Subsidiaries is contingent upon the substantially simultaneous consummation of such Acquisition (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition, or if such Acquisition is otherwise not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness, then, in each case, such proceeds are, and pursuant to the terms of such definitive documentation are required to be, promptly applied to satisfy and discharge all obligations of the Company and the Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or a similar provision) if such Acquisition is not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such indebtedness (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition or such Acquisition is otherwise not consummated by the date so specified, such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged within 90 days of such termination or such specified date, as the case may be).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Applicable Facility Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person specified.

“Agents” means the General Administrative Agent, the Term Facility Agent, the Revolving Facility Agent and, if the Bridge Facility is established hereunder, the Bridge Facility Agent.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Revolving Lenders.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1.00% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00% per annum; provided that if such rate shall be less than 1.00%, such rate shall be deemed to be 1.00%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the LIBO Screen Rate on such day for a deposit in dollars with a maturity of one month at approximately 11:00 a.m., London time, on such day. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq. and all other laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Creditor” has the meaning set forth in Section 9.17.

“Applicable Facility Agent” means (a) with respect to the Term Facility or the Term Lenders, the Term Facility Agent and (b) with respect to the Revolving Facility or the Revolving Lenders, the Revolving Facility Agent.

“Applicable Percentage” means at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time. If all the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Term Loan or Revolving Loan that is an ABR Loan or a Eurocurrency Loan, or with respect to the Revolving Commitment Fees, the applicable rate per annum set forth below under the applicable caption “ABR Spread”, “Eurocurrency Spread” or “Revolving Commitment Fee Rate”, as the case may be, based upon the Senior Unsecured Ratings in effect on such date.

Senior Unsecured Ratings (S&P/Moody’s/Fitch)	Term Facility Interest Rate Margin		Revolving Facility Interest Rate Margin		Revolving Commitment Fee Rate
	ABR Spread (bps per annum)	Eurocurrency Spread (bps per annum)	ABR Spread (bps per annum)	Eurocurrency Spread (bps per annum)	(bps per annum)
Level 1 BBB+/Baa1/BBB+ or above	12.5	112.5	12.5	112.5	12.5
Level 2 BBB/Baa2/BBB	25.0	125.0	25.0	125.0	15.0
Level 3 BBB-/Baa3/BBB-	37.5	137.5	50.0	150.0	17.5
Level 4 BB+/Ba1/BB+	100.0	200.0	100.0	200.0	30.0
Level 5 BB/Ba2/BB or below	125.0	225.0	125.0	225.0	35.0

For purposes of the foregoing, (a) if any Rating Agency shall not have in effect a Senior Unsecured Rating (other than by reason of the circumstances referred to in the last sentence of this paragraph), then (i) if only one Rating Agency shall not have in effect a Senior Unsecured Rating, the Level then in effect shall be determined by reference to the remaining two effective Senior Unsecured Ratings, (ii) if two Rating Agencies shall not have in effect a Senior Unsecured Rating, one of such Rating Agencies shall be deemed to have in effect a Senior Unsecured Rating in Level 5 and the Level then in effect shall be determined by reference to such deemed Senior Unsecured Rating and the remaining effective Senior Unsecured Rating and (iii) if no Rating Agency shall have in effect a Senior Unsecured Rating, then Level 5 shall apply, (b) if the Senior Unsecured Ratings in effect or deemed to be in effect shall fall within different Levels, then (ii) if three Senior Unsecured Ratings are in effect, then either (x) if two of the three Senior Unsecured Ratings are in the same Level, such Level shall apply or (y) if all three of the Senior Unsecured Ratings are in different Levels, then the Level corresponding to the middle Senior Unsecured Rating shall apply and (ii) if only two Senior Unsecured Ratings are in effect or deemed to be in effect, the Level then in effect shall be based on the higher of the two Senior Unsecured Ratings unless one of the two Senior Unsecured Ratings is two or more Levels lower than the other, in which case the Level then in effect shall be determined by reference to the Level next below that of the higher of the two Senior Unsecured Ratings, and (c) if the Senior Unsecured Ratings established or deemed to have been established by any Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by such Rating Agency, irrespective of when notice of such change shall have been furnished by the Company to the Agents and the Lenders pursuant to this Agreement or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of a Senior Unsecured Rating from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Senior Unsecured Rating of such Rating Agency most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, MUFG Bank, Ltd., HSBC Securities (USA) Inc. and Wells Fargo Securities LLC, in their capacities as the joint lead arrangers and joint bookrunners for the Revolving Facility and the Term Facility (or, with respect to Merrill Lynch, Pierce, Fenner & Smith Incorporated, any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date hereof).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Applicable Facility Agent, in the form of Exhibit A or any other form approved by the Applicable Facility Agent.

“Assumption Agreement” has the meaning set forth in Section 6.04(a).

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale/Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination on the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, liquidator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Applicable Facility Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Company for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Applicable Facility Agent.

“Bridge Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to Section 2.18 and the Bridge Facility Agreement, to make a Bridge Loan hereunder, expressed as an amount representing the maximum principal amount of the Bridge Loan to be made by such Lender.

“Bridge Facility” means the bridge loan facility, if any, established hereunder pursuant to Section 2.18 and the Bridge Facility Agreement, including the Bridge Commitments and the Bridge Loans.

“Bridge Facility Agent” means Goldman Sachs Bank USA, in its capacity as the administrative agent hereunder and under the other Loan Documents with respect to the Bridge Facility, and its successors in such capacity as provided in Article VIII.

“Bridge Facility Agreement” means a Bridge Facility Agreement, in form and substance reasonably satisfactory to the Company and the Bridge Facility Agent, among the Company, the Bridge Facility Agent and the Bridge Lenders, establishing the Bridge Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.18.

“Bridge Facility Amount” means, at any time, the lesser of (a) $850,000,000 and (b) the maximum principal amount of the bridge loan facility referred to in, and as determined at such time under, the Commitment Letter.

“Bridge Lender” means a Lender with a Bridge Commitment or an outstanding Bridge Loan.

“Bridge Loan” means a Loan made by a Lender to the Company pursuant to Section 2.18 and the Bridge Facility Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cavium” means Cavium, Inc., a Delaware corporation.

“Cavium Acquisition” means the acquisition by the Company of Cavium pursuant to the Cavium Acquisition Agreement, in accordance with which Merger Sub will merge with and into Cavium, with Cavium surviving such merger as a wholly owned Subsidiary.

“Cavium Acquisition Agreement” means the agreement and plan of merger dated as of November 19, 2017 (including the exhibits and schedules thereto and all related documents), among the Company, Merger Sub and Cavium.

“Cavium Acquisition Indebtedness” means any Indebtedness (other than the Loans) incurred to finance, in part, the Cavium Acquisition, the Cavium Debt Refinancing and the payment of fees and expenses related to the Transactions or to refinance any Bridge Loans, and any Indebtedness that represents an extension, renewal or refinancing thereof.

“Cavium Business” means, collectively, Cavium and its subsidiaries.

“Cavium Business Representations” means such representations and warranties made by or with respect to the Cavium Business in the Cavium Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company or its Affiliates (a) have the right to not consummate the Cavium Acquisition or to terminate their respective obligations or (b) otherwise do not have an obligation to close, in each case, under the Cavium Acquisition Agreement as a result of a failure of such representations and warranties in the Cavium Acquisition Agreement to be true and correct.

“Cavium Debt Refinancing” means the repayment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the Credit Agreement dated as of August 16, 2016, of Cavium, as amended, and all other third party Indebtedness of the Cavium Business that becomes due or otherwise defaults upon the consummation of the Cavium Acquisition, the termination of the commitments outstanding thereunder and the discharge and release of all Guarantees and Liens existing in connection therewith.

A “Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons (other than the New Holding Company pursuant to the Permitted Reorganization) shall have acquired beneficial ownership (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder) of more than 40% of the outstanding Voting Shares in the Company, (b) during any period of 12 consecutive months, commencing on or after the Effective Date, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated, elected, appointed or approved (either by a specific vote or by approval by such directors of a proxy statement in which such member was named as a nominee for election as a director) by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Company, (c) a “change in control” (or similar event, however denominated), under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Company or any Subsidiary, shall have occurred with respect to the Company or (d) following the consummation of the Permitted Reorganization, the Company shall cease to be a wholly owned subsidiary of the New Holding Company.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Revolving Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Clean-up Period” has the meaning set forth in Section 7.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means a Revolving Commitment or a Term Commitment.

“Commitment Letter” means the Commitment Letter dated November 19, 2017, among the Company, Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as supplemented by the Joinder to the Commitment Letter dated December 8, 2017.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein that is distributed to any Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Company” means Marvell Technology Group Ltd., a Bermuda exempted company limited by shares, and any successor thereto permitted under Section 6.04(a)(ii)(B).

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit C or any other form approved by the Agents in their reasonable discretion.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated November 2017 relating to the credit facilities provided for herein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Operating Income From Continuing Operations for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Operating Income From Continuing Operations, the sum for such period of:

(i) all amounts attributable to depreciation and amortization;

(ii) all other non-cash charges, provided that any cash payment made with respect to any non-cash charge added back pursuant to this clause (ii) in computing Consolidated EBITDA for any prior period shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made;

(iii) (A) cash restructuring, severance and similar charges relating to the Cavium Acquisition and (B) other cash restructuring, severance and charges, including costs associated with discontinued operations or exiting of businesses, in an aggregate amount, in the case of this clause (B), not in excess of $100,000,000 in any period of four fiscal quarters;

(iv) other extraordinary, unusual or non-recurring cash charges;

(v) non-cash stock-based compensation;

(vi) any losses during such period as a result of a change in accounting principles;

(vii) any currency translation losses for such period relating to currency hedges or remeasurements of Indebtedness;

(viii) any transaction fees, commissions, costs or expenses (or any amortization thereof) relating to any Acquisition (including the Cavium Acquisition) or joint venture investment, Disposition, issuance of Equity Interests, recapitalization or the incurrence, prepayment, amendment, modification, restructuring or refinancing of Indebtedness (including the Loans), in each case, not prohibited hereunder or occurring prior to the Effective Date (whether or not successful) for such period; and

(ix) any earn-out or similar contingent consideration payments actually made to sellers during such period in connection with any Acquisition, and any losses for such period arising from the remeasurement of the fair value of any liability recorded with respect to any earn-out or similar contingent consideration arising from any Acquisition; minus

(b) without duplication and to the extent included in determining such Consolidated Operating Income From Continuing Operations, the sum for such period of:

(i) any non-cash items of income;

(ii) any extraordinary, unusual or non-recurring items of income;

(iii) any gains during such period as a result of a change in accounting principles; and

(iv) any currency translation gains for such period relating to currency hedges or remeasurement of Indebtedness;

provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any Disposition. For the purposes of calculating Consolidated EBITDA for any period, if at any time during such period the Company or any Subsidiary shall have made a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be determined giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated Net Tangible Assets” means, at any date, (a) total assets of the Company and the Subsidiaries (minus applicable reserves) determined on a consolidated basis in accordance with GAAP minus (b) the sum of (i) current liabilities of the Company and the Subsidiaries, except for current maturities of long-term Indebtedness and Capital Lease Obligations and (ii) goodwill and other intangible assets of the Company and the Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements of the Company most recently delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of such financial statements, the consolidated financial statements of the Company referred to in Section 3.04(a)). From and after the Term Funding Date, the Consolidated Net Tangible Assets as of any date prior to the Term Funding Date shall be determined on a pro forma basis to give effect to the Cavium Acquisition and the other Transactions to occur on the Term Funding Date.

“Consolidated Operating Income From Continuing Operations” means, for any period, the consolidated operating income (or loss) of the Company and its Subsidiaries from continuing operations for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Indebtedness for borrowed money, including the Loans, (b) Indebtedness evidenced by bonds, debentures, notes or other similar instruments, (c) Capital Lease Obligations, (d) any other Indebtedness that would be reflected in the “Long-Term Debt” line of a consolidated balance sheet of the Company prepared in accordance with GAAP and (e) the current portion of any Indebtedness referred to in the preceding clause (d); provided that, for purposes of determining Consolidated Total Indebtedness, at any time after the definitive agreement for any Material Acquisition (including the Cavium Acquisition) shall have been executed, any Acquisition Indebtedness with respect to such Material Acquisition shall, unless such Acquisition shall have been consummated, be disregarded.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means each Agent and each Lender.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the General Administrative Agent and the Applicable Facility Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (not otherwise waived in accordance with the terms hereof) (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or any Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the General Administrative Agent or the Applicable Facility Agent made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the General Administrative Agent’s or the Applicable Facility Agent’s, as the case may be, receipt of such certification in form and substance satisfactory to it, or (d) has become, or is a subsidiary of a Person that has become, the subject of a Bankruptcy Event or a Bail-In Action. Any determination by any Agent that a Lender is a Defaulting Lender under any of the foregoing clauses, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17) as of the date established therefor by such Agent in a written notice of such determination, which shall be delivered by such Agent to the Company, each other Agent and each other Lender promptly following such determination.

“Disposition” means any sale, transfer or other disposition, or series of related sales, transfers, or dispositions (including pursuant to any merger or consolidation), of property that constitutes (a) assets comprising all or substantially all of a division, business or operating unit or product line of any Person or (b) all or substantially all of the Equity Interests in a Person.

“Documentation Agents” means the Persons identified as such on the cover page of this Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of any Person described in clause (a) above or (c) any entity established in an EEA Member Country that is a subsidiary of any Person described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Defaulting Lender, the Company or any Subsidiary or other Affiliate of the Company.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees, directives, laws, injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, to the management, Release or threatened Release or the classification, registration, disclosure or import of any toxic or hazardous materials, substance or waste or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) any exposure to any Hazardous Material, (d) the Release or threatened Release of any Hazardous Material or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any Subsidiary, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (h) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (c) any Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Applicable Facility Agent from three Federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate, determined as provided above, would otherwise be less than zero, then the Federal Funds Effective Rate shall be deemed to be zero for all purposes.

“Fee Letters” means (a) the Fee Letter dated November 19, 2017, among the Company, Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (b) the Fee Letter dated November 19, 2017, between the Company and Goldman Sachs Bank USA.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, vice president-treasury, treasurer or controller of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to each of the Agents as to the authority of such individual.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“General Administrative Agent” means Goldman Sachs Bank USA, in its capacity as the administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision of any thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Company)).

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement. The amount of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers, employees or consultants and (iii) any purchase price adjustment or earnout incurred in connection with an Acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout becomes payable), (e) all Capital Lease Obligations of such Person, (f) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, and (i) all Guarantees by such Person of Indebtedness of others; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue or (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Election Request” means a request by the Company to convert or continue a Revolving Borrowing or a Term Borrowing in accordance with Section 2.05, which shall be, in the case of any such written request, in the form of Exhibit D or any other form approved by the Applicable Facility Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period).

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such shorter or longer period as shall have been consented to by each Lender participating in such Borrowing), as the Company may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade” means (a) with respect to S&P, a rating of BBB- or higher, (b) with respect to Moody’s, a rating of Baa3 or higher and (c) with respect to Fitch, a rating of BBB- or higher.

“Judgment Currency” has the meaning set forth in Section 9.17.

“Lenders” means the Persons listed on Schedule 2.01, any Bridge Lender that shall have become a party hereto pursuant to the Bridge Facility Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, if the LIBO Rate, determined as provided above, would otherwise be less than zero, then the LIBO Rate shall be deemed to be zero for all purposes.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) for a period equal in length to such Interest Period as displayed on either the Reuters screen page or the Bloomberg screen page, as selected by the Applicable Facility Agent, that displays such rate (currently page LIBOR01 or LIBOR02) or, in the event such rate does not appear on a page of the Reuters screen or the Bloomberg screen, on the appropriate page of such other information service that publishes such rate from time to time as selected by the Applicable Facility Agent in its reasonable discretion.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Bridge Facility Agreement (if any), the Assumption Agreement (if any), the Parent Company Guarantee (if any) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.07(c).

“Loans” means the loans made by the Lenders to the Company pursuant to this Agreement.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the aggregate amount of the unused Revolving Commitments at such time and (b) in the case of the Term Lenders, Lenders having Term Loans (or, prior to the borrowing of the Term Loans hereunder on the Term Funding Date, Term Commitments) representing more than 50% of the aggregate outstanding principal amount of all the Term Loans (or, prior to the borrowing of the Term Loans hereunder on the Term Funding Date, the aggregate amount of the Term Commitments) at such time.

“Material Acquisition” means any Acquisition by the Company or any Subsidiary involving payment of consideration of $50,000,000 or more.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.

“Material Adverse Effect on the Acquired Companies” means any effect, change, development, event or circumstance that, considered together with all other effects, changes, developments, events or circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on: (a) the business, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under the Agreement; provided, however, that, with respect to clause (a) above, a change occurring after the date of the Agreement shall not be deemed to constitute a Material Adverse Effect on the Acquired Companies (and shall not be taken into account in determining whether a Material Adverse Effect on the Acquired Companies has occurred or is reasonably expected to occur) if the Company demonstrates that such change results from: (i) adverse economic conditions in the United States or in other locations in which the Acquired Companies have material operations; (ii) adverse economic conditions that generally affect the industry in which the Acquired Companies operate; (iii) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect on the Acquired Companies has occurred or would reasonably be expected to occur); (iv) the failure of the Company to meet securities analysts’ published projections of earnings or revenues (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect on the Acquired Companies has occurred or would reasonably be expected to occur); (v) changes after the date of the Agreement in Legal Requirements or other legal or regulatory conditions or changes after the date of the Agreement in U.S. generally accepted accounting principles or other accounting standards (or the interpretation thereof); (vi) changes after the date of the Agreement in political conditions in the U.S. or any other country in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the U.S. or any other country in the world; (vii) acts of God, natural disasters, weather conditions or other calamities occurring after the date of the Agreement; (viii) losses of customers, suppliers, distributors or other business partners or employees that are directly attributable to the announcement or pendency of the Agreement; and (ix) any stockholder class action or derivative litigation commenced against the Company after the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement; provided, however, that the exceptions set forth in clauses (i), (ii), (v), (vi) and (vii) of the foregoing proviso shall not apply to the extent that the Acquired Companies are disproportionately affected thereby relative to other companies of comparable size in the same industries in which the Acquired Companies operate. All capitalized terms used in this definition shall have the meanings assigned thereto in the Cavium Acquisition Agreement (as in effect on the Signing Date).

“Material Disposition” means any Disposition by the Company or any Subsidiary involving receipt of consideration of $50,000,000 or more.

“Material Indebtedness” means Indebtedness (other than under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate outstanding principal amount of $100,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material IP Subsidiary” means any Subsidiary that owns any copyright, patent, trademark, technology, software or domain name, any license of any of the foregoing or any other intellectual property right that, in each case, individually or in the aggregate, is material to the business or operations of the Company and the Subsidiaries, taken as a whole.

“Material Subsidiary” means (a) each Material IP Subsidiary and (b) each other Subsidiary of the Company (i) the consolidated total assets of which equal 5.0% or more of the consolidated total assets of the Company or (ii) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of the Company, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Company most recently ended prior to the date of this Agreement); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (i) and (ii) above would not constitute Material Subsidiaries shall have exceeded 10.0% of the consolidated total assets of the Company or 10.0% of the consolidated revenues of the Company, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated. For purposes of this definition, on and after the Term Funding Date (including for purposes of determining whether any subsidiary of Cavium constitutes a Material Subsidiary), the consolidated total assets and consolidated revenues of the Company as of any date prior to, or for any period that commenced prior to, the Term Funding Date shall be determined on a pro forma basis to give effect to the Cavium Acquisition and the other Transactions to occur on the Term Funding Date.

“Maturity Date” means the Revolving Maturity Date or the Term Maturity Date, as applicable.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Merger Sub” means Kauai Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary.

“MNPI” means material information concerning the Company, any Subsidiary or any Affiliate of any of the foregoing, or any of their securities, that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Company, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Holding Company” has the meaning set forth in Section 9.19.

“Non-U.S. Subsidiary” means a Subsidiary that is not a U.S. Subsidiary.

“Obligations” means (a) the due and punctual payment by the Company of the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) the due and punctual payment or performance by the Company of all other monetary obligations under this Agreement or any other Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Parent Company Guarantee” has the meaning set forth in Section 9.19.

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” means:

(a) Liens imposed by law for Taxes that are not yet overdue for a period of more than 30 days or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company and the Subsidiaries, taken as a whole;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with securities intermediaries; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Company or any Subsidiary in excess of those required by applicable banking regulations;

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Company and the Subsidiaries in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l) deposits of cash with the owner or lessor of premises leased and operated by the Company or any Subsidiary to secure the performance of its obligations under the lease for such premises, in each case in the ordinary course of business;

(m) Liens on cash and cash equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder;

(n) Liens that are contractual rights of set-off; and

(o) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business;

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness, other than Liens referred to clauses (c), (d), (k) or (m) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Reorganization” means a transaction described in Section 9.19 pursuant to which the Company becomes a wholly-owned subsidiary of the New Holding Company, but only if all the conditions set forth in Section 9.19 shall have been satisfied.

“Permitted Reorganization Merger Subsidiary” has the meaning set forth in Section 9.19.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.01(d).

“Prime Rate” means a rate of interest per annum that is set by the Applicable Facility Agent based upon various factors including the Applicable Facility Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the Prime Rate announced by the Applicable Facility Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Rating Agencies” means S&P, Moody’s and Fitch.

“Recipient” means any Agent, any Lender or any combination thereof (as the context requires).

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Indemnitee Parties” means, with respect to any specified Person, (a) any controlling Person or controlled Affiliate of such Person, (b) the respective directors, officers or employees of such Person or any of its controlling Persons or controlled Affiliates, and (c) the respective agents of such Person or any of its controlling Persons or controlled Affiliates, in the case of this clause (c), acting at the instructions of such Person, controlling person or such controlled Affiliate.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, unused Revolving Commitments and Term Loans (or, prior to the borrowing of the Term Loans hereunder on the Term Funding Date, Term Commitments) representing more than 50% of the sum of the Aggregate Revolving Exposure, the aggregate amount of the unused Revolving Commitments and the aggregate outstanding principal amount of all the Term Loans (or, prior to the borrowing of the Term Loans hereunder on the Term Funding Date, the aggregate amount of the Term Commitments) at such time.

“Responsible Officer” means, with respect to any Person, the Financial Officer or the chief executive officer, general counsel or another executive officer of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Responsible Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to each of the Agents as to the authority of such individual.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $500,000,000.

“Revolving Commitment Fee” has the meaning set forth in Section 2.09(a).

“Revolving Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Facility” means the revolving credit facility provided for herein, including the Revolving Commitments and the Revolving Loans.

“Revolving Facility Agent” means Bank of America, N.A., in its capacity as the administrative agent hereunder and under the other Loan Documents with respect to the Revolving Facility, and its successors in such capacity as provided in Article VIII.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means the fifth anniversary of the Effective Date.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person and the Company or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory that is itself or whose government is the subject or target of any Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Senior Unsecured Rating” means, with respect to any Rating Agency as of any date of determination, (a) the rating by such Rating Agency of the senior unsecured long-term indebtedness of the Company that is not Guaranteed by any Person (other than, after the consummation of the Permitted Reorganization, the New Holding Company) or subject to any other credit enhancement or (b) if, and only if, such Rating Agency shall not have in effect the rating referred to in clause (a), the Company’s “corporate credit” (however denominated) rating assigned by such Rating Agency.

“Signing Date” means November 19, 2017.

“Specified Permitted Lender” means (a) each Person that has been agreed on or prior to the Signing Date by the Company and the Arrangers in writing (including by email) to be such for purposes of the Commitment Letter and (b) any Person that is a commercial or investment bank that, in the case of this clause (b), at the time of determination has a senior unsecured, non-credit enhanced long-term indebtedness rating that is Investment Grade either from Moody’s or S&P.

“Specified Representations” means the representations and warranties set forth in Sections 3.01 (as to the due organization, existence and good standing of the Company), 3.02 (for this purpose, disregarding clauses (b) and (c) of the definition of the term “Transactions”), 3.03(c) (as to clauses (a) and (d) of the definition of the term “Transactions”), 3.03(d) (as to clauses (a) and (d) of the definition of the term “Transactions”), 3.07(b), 3.08, 3.11 and 3.13.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Syndication Agents” means the Persons identified as such on the cover page of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan on the Term Funding Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Commitments is $900,000,000.

“Term Commitment Termination Date” means the first to occur of (a) the consummation of the Cavium Acquisition without using the Term Facility, (b) the termination of the Cavium Acquisition Agreement in accordance with its terms and (c) 11:59 p.m., New York City time, on September 19, 2018; provided that if the Outside Date (as defined in the Cavium Acquisition Agreement as in effect on the Signing Date) shall have been extended pursuant to Section 8.1(b) of the Cavium Acquisition Agreement (as in effect on the Signing Date), the date in this clause (c) shall automatically extend (but not beyond 11:59 p.m., New York City time, on November 19, 2018) to be the Outside Date as so extended.

“Term Facility” means the term loan facility provided for herein, including the Term Commitments and the Term Loans.

“Term Facility Agent” means Goldman Sachs Bank USA, in its capacity as the administrative agent hereunder and under the other Loan Documents with respect to the Term Facility, and its successors in such capacity as provided in Article VIII.

“Term Funding Date” means the date, on or after the Effective Date, on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Term Maturity Date” means the third anniversary of the Term Funding Date.

“Term Ticking Fee” has the meaning set forth in Section 2.09(b).

“Term Ticking Fee Accrual Period” has the meaning set forth in Section 2.09(b).

“Term Ticking Fee Rate” means 0.175% per annum.

“Transactions” means (a) the execution, delivery and performance by the Company of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof, (b) the Cavium Acquisition, (c) the Cavium Debt Refinancing and (d) the payment of fees and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Shares” means, with respect to any Person, outstanding shares of capital stock or other Equity Interests of any class of such Person entitled to vote in the election of directors, or otherwise to participate in the direction of the management and policies, of such Person, excluding shares or other Equity Interests entitled so to vote or participate only upon the happening of some contingency.

“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan” or “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Company, by notice to each of the Agents, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if any Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed (other than for purposes of Sections 3.04, 5.01(a) and 5.01(b)), and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to (x) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness at “fair value”, as defined therein, or (y) any other accounting principle that results in any Indebtedness being reflected on a balance sheet at an amount less than the stated principal amount thereof, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change in accounting for leases resulting from the implementation of Financial

Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2016.

(b) All pro forma computations required to be made hereunder giving effect to any Material Acquisition, Material Disposition or other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Material Acquisition, Material Disposition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months).

SECTION 1.05. Currency Translation. For purposes of any determination under Article VI or VII, amounts incurred or outstanding, or proposed to be incurred or outstanding, in currencies other than dollars shall be translated into dollars at the currency exchange rates in effect on the date of such determination; provided that (a) for purposes of any determination under Sections 6.01 and 6.02, the amount of each applicable transaction denominated in a currency other than dollars shall be translated into dollars at the applicable currency exchange rate in effect on the date of the consummation thereof, which currency exchange rates shall be determined reasonably and in good faith by the Company, and (b) for purposes of the Leverage Ratio, any other financial test and the related definitions, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates then most recently used in preparing the consolidated financial statements of the Company. Notwithstanding anything to the contrary set forth herein, but subject to clause (b) above, (i) no Default shall arise as a result of any limitation or threshold expressed in dollars in this Agreement being exceeded in respect of any transaction solely as a result of changes in currency exchange rates from those applicable for determining compliance with this Agreement at the time of, or at any time following, such transaction and (ii) in the case of any Indebtedness outstanding under any clause of Section 6.01 or secured under any clause of Section 6.02 that contains a limitation expressed in dollars and that, as a result of changes in exchange rates, is so exceeded, such Indebtedness will be permitted to be refinanced notwithstanding that, after giving effect to such refinancing, such excess shall continue.

SECTION 1.06. Effectuation of Transactions. All references herein to the Company and the Subsidiaries on the Term Funding Date shall be deemed to be references to such Persons, and all the representations and warranties of the Company contained in this Agreement or any other Loan Document shall be deemed, on the Term Funding Date, to be made, in each case, after giving effect to the Cavium Acquisition and the other Transactions to occur on the Term Funding Date, unless the context otherwise expressly requires.

SECTION 1.07. Most Favored Nation Provision. In the event any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Cavium Acquisition Indebtedness that is in the form of a term loan facility shall contain any restrictive or financial covenant or event of default that is either more restrictive (or more favorable to the holders of such Cavium Acquisition Indebtedness) than the corresponding restrictive or financial covenant or event of default set forth in this Agreement or is not comparable to any restrictive or financial covenant or event of default set forth in this Agreement, then, in each case, this Agreement shall automatically be deemed to have been amended to incorporate such restrictive or financial covenant or event of default, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person. The Company shall give prompt written notice to each of the Agents of the effectiveness of any such indenture or other agreement or instrument, providing to each of the Agents true and complete copies thereof, and shall execute any and all further documents and agreements, including amendments hereto, and take all such further actions, as shall be reasonably requested by any Agent to give effect to the provisions of this paragraph. Failure by the Company or any Subsidiary to observe or perform any such incorporated restrictive or financial covenant shall constitute an Event of Default under clause (d) of Section 7.01.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Term Loan in dollars to the Company on the Term Funding Date in a principal amount not exceeding its Term Commitment and (b) to make Revolving Loans in dollars to the Company from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Applicable Facility Agent) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Company shall notify the Applicable Facility Agent of such request by telephone or in writing (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Term Borrowing, such shorter period of time as may be agreed to in writing by the Term Facility Agent) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing (or, in the case of any ABR Term Borrowing, such later time on such day as may be agreed to in writing by the Term Facility Agent). Each such telephonic and written Borrowing Request shall be irrevocable (except that the Borrowing Request for the Term Borrowing may be conditioned on the consummation of the Cavium Acquisition) and shall be made (or, if telephonic, confirmed promptly) by hand delivery or facsimile to the Applicable Facility Agent (with a copy to the General Administrative Agent) of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Term Borrowing or a Revolving Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account of the Company to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Facility Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) in the case of Revolving Loans, 1:00 p.m., New York City time and (ii) in the case of Term Loans, 10:00 a.m., New York City time (or, in the case of ABR Term Loans, such later time as shall be two hours after the delivery by the Company of a Borrowing Request therefor in accordance with Section 2.03), in each case, to the account of the Applicable Facility Agent most recently designated by it for such purpose by notice to the Lenders. The Applicable Facility Agent will make such Loans available to the Company by promptly remitting the amounts so received, in like funds, to an account of the Company.

(b) Unless an Applicable Facility Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to such Applicable Facility Agent such Lender’s share of such Borrowing, such Applicable Facility Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Facility Agent, then the applicable Lender and the Company severally agree to pay to the Applicable Facility Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Applicable Facility Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Facility Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Company, the interest rate applicable to ABR Loans of the applicable Class. If the Company and such Lender shall pay such interest to the Applicable Facility Agent for the same or an overlapping period, the Applicable Facility Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays such amount to the Applicable Facility Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Applicable Facility Agent.

SECTION 2.05. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Company may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Company shall notify the Applicable Facility Agent of such election by telephone or in writing by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic and written Interest Election Request shall be irrevocable and shall be made (or, if telephonic, confirmed promptly) by hand delivery or facsimile to the Applicable Facility Agent (with a copy to the General Administrative Agent) of an executed written Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Applicable Facility Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing for an additional Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Section 7.01 has occurred and is continuing with respect to the Company, or if any other Event of Default has occurred and is continuing and the Applicable Facility Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Commitment of each Term Lender shall automatically terminate on the earlier of (A) immediately after the making of the Term Loan by such Term Lender on the Term Funding Date and (B) the Term Commitment Termination Date and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b) The Company may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of a Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.08, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c) The Company shall notify the Applicable Facility Agent (with a copy to the General Administrative Agent) of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof.

Promptly following receipt of any such notice, the Applicable Facility Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments of any Class under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Applicable Facility Agent (with a copy to the General Administrative Agent) on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay (i) to the Revolving Facility Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (ii) to the Term Facility Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Term Lender on the Term Maturity Date.

(b) The records maintained by the Agents and the Lenders shall (in the case of the Lenders, to the extent they are not inconsistent with the records maintained by the Applicable Facility Agent pursuant to Section 9.04(b)(iv)) be prima facie evidence of the existence and amounts of the obligations of the Company in respect of the Loans, interest and fees due or accrued hereunder; provided that the failure of any Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Company to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Applicable Facility Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.08. Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section.

(b) The Company shall notify the Applicable Facility Agent by telephone (confirmed, with a copy to the General Administrative Agent, by hand delivery or facsimile) or in writing (with a copy to the General Administrative Agent) of any optional prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowing or Borrowings to be prepaid and the principal amount of each such Borrowing or portion thereof to be prepaid; provided that (A) if a notice of optional prepayment of Revolving Borrowings is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked (by notice to the Revolving Facility Agent (with a copy to the General Administrative Agent) on or prior to the specified date of prepayment) if such notice of termination is revoked in accordance with Section 2.06 and (B) a notice of optional prepayment of Term Borrowings may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Term Facility Agent (with a copy to the General Administrative Agent) on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Applicable Facility Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees. (a) The Company agrees to pay to the Revolving Facility Agent for the account of each Revolving Lender a commitment fee (the “Revolving Commitment Fee”), which shall accrue at the Applicable Rate on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued Revolving Commitment Fees in respect of the Revolving Commitments shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All Revolving Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay to the Term Facility Agent for the account of each Term Lender a ticking fee (the “Term Ticking Fee”), which shall accrue at the Term Ticking Fee Rate on the daily amount of the Term Commitment of such Lender during the period (the “Term Ticking Fee Accrual Period”) that (i) commences on the date that is 60 days after the Signing Date and (ii) ends on the earlier of (A) the Term Funding Date and (B) the date on which the Term Commitment of such Lender terminates or expires. Accrued Term Ticking Fees shall be payable in arrears on the last day of the Term Ticking Fee Accrual Period. All Term Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to each Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and such Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to (i) in the case of the Revolving Commitment Fees, the Revolving Facility Agent for distribution to the Revolving Lenders entitled thereto, (ii) in the case of the Term Ticking Fees, the Term Facility Agent for distribution to the Term Lenders entitled thereto and (iii) in the case of any fees payable to any Agent for its own account, to such Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of overdue interest on any Loan or overdue fees with respect to any Commitment, 2.00% per annum plus the rate applicable to ABR Loans that are of the same Class as the Class of such Loan or Commitment, as provided in paragraph (a) of this Section, or (iii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans, as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Applicable Facility Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class:

(i) the Applicable Facility Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii) the Applicable Facility Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;

then the Applicable Facility Agent shall give notice (which may be telephonic) thereof to the Company, the General Administrative Agent and the Lenders of such Class as promptly as practicable and, until the Applicable Facility Agent notifies the Company, the General Administrative Agent and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (B) any Borrowing Request for a Eurocurrency Borrowing of such Class shall be treated as a request for an ABR Borrowing.

(b) If at any time the Applicable Facility Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (a)(i) of this Section have arisen (including because the LIBO Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (a)(i) of this Section have not arisen but the supervisor or the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over such Applicable Facility Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Agents and the Company shall endeavor to establish an alternate rate of interest to the Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in dollars in the United States at such time, and the Agents and the Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement. Such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agents shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (ii) above, only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (y) any Borrowing Request for a Eurocurrency Borrowing shall be treated as a request for an ABR Borrowing.

SECTION 2.12. Increased Costs; Illegality. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) and (c) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time within 10 days following request of such Lender or other Recipient (accompanied by a certificate in accordance with paragraph (c) of this Section), the Company will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs or expenses incurred or reduction suffered; provided that such Lender or other Recipient shall only be entitled to seek such additional amounts if such Person is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities to the extent it is entitled to do so.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, from time to time within 10 days following request of such Lender (accompanied by a certificate in accordance with paragraph (c) of this Section), the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such Lender shall only be entitled to seek such additional amounts if such Person is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities to the extent it is entitled to do so.

(c) A certificate of a Lender setting forth the basis for and, in reasonable detail (to the extent practicable), computation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs, expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or the applicable lending office of such Lender to make, maintain or fund any Eurocurrency Loan or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, upon notice thereof by such Lender to the Company, the Applicable Facility Agent and each other Agent, (i) any obligation of such Lender to make, maintain or fund any Eurocurrency Loan, or to continue any Eurocurrency Loan or convert any ABR Loan into a Eurocurrency Loan, or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon the LIBO Rate, in each case, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Applicable Facility Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Applicable Facility Agent, each other Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Company shall, upon demand from such Lender (with a copy to the Applicable Facility Agent and each other Agent) prepay or, if applicable, convert all

Eurocurrency Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Applicable Facility Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Applicable Facility Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Applicable Facility Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof), (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by the Company (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.16, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event (but not lost profits) within 10 days following request of such Lender (accompanied by a certificate described below in this Section). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the Company and setting forth the basis for and, in reasonable detail (to the extent practicable), computation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of any Agent timely reimburse such Agent for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section, the Company shall deliver to the Applicable Facility Agent and the General Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Facility Agent and the General Administrative Agent.

(d) Indemnification by the Company. The Company shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Applicable Facility Agent and the General Administrative Agent), or by the Applicable Facility Agent (with a copy to the General Administrative Agent) on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify within 10 days after demand therefor (i) each Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified such Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) the Agents and the Company as applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by any Agent or the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by any Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Agent to such Lender from any other source against any amount due to such Agent under this paragraph.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company, the Applicable Facility Agent and the General Administrative Agent, at the time or times reasonably requested by the Company, the Applicable Facility Agent or the General Administrative Agent, such properly completed and executed documentation reasonably requested by the Company, the Applicable Facility Agent or the General Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company, the Applicable Facility Agent or the General Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company, the Applicable Facility Agent or the General Administrative Agent as will enable the Company, the Applicable Facility Agent and the General Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) If a payment made to a Lender under any Loan Document would be subject to Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company, the Applicable Facility Agent and the General Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company, the Applicable Facility Agent or the General Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company, the Applicable Facility Agent or the General Administrative Agent as may be necessary for the Company, the Applicable Facility Agent and the General Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company, the Applicable Facility Agent and the General Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) For purposes of this Section, the term “applicable law” includes FATCA.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Company shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Facility Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Applicable Facility Agent, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Applicable Facility Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Agents to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Agents of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person that is an Eligible Assignee (as such term is defined herein from time to time). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(d) Unless an Agent shall have received notice from the Company prior to the date on which any payment is due to such Agent for the account of the Lenders that the Company will not make such payment, such Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to such Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Agent, at the greater of the Federal Funds Effective Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of any Agent, then such Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by such Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Company) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation within 10 days following request of such Lender (accompanied by reasonable (to the extent practicable) back-up documentation relating thereto).

(b) If (i) any Lender requests compensation under Section 2.12, (ii) the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender, the Applicable Facility Agent and the General Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, it being understood that the processing and recordation fee referred to in such Section shall be paid by the Company or the assignee (and the assignor Lender shall not be responsible therefor), all its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Applicable Facility Agent, which consent shall not be unreasonably withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Applicable Facility Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Revolving Commitment Fees and the Term Ticking Fees shall cease to accrue on the unused amount of the Revolving Commitment or on the Term Commitment, as the case may be, of such Defaulting Lender;

(b) the Revolving Commitment, the Revolving Exposure, the Term Commitment and the Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof; and

(c) any payment of principal, interest, fees or other amounts received by the Applicable Facility Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Applicable Facility Agent from a Defaulting Lender pursuant to Section 2.15(c) shall be applied at such time or times as may be determined by the Applicable Facility Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Applicable Facility Agent; third, if so determined by the Applicable Facility Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting

Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans of any Class in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of the applicable Class of all non-Defaulting Lenders of such Class on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans of such Class are held by the Lenders pro rata in accordance with the Commitments of such Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender irrevocably consents hereto.

In the event that the Revolving Facility Agent and the Company each agree that a Defaulting Lender that is a Revolving Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Revolving Facility Agent shall determine to be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage, and such Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any Revolving Commitment Fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section during such period shall be binding on it).

In the event that the Term Facility Agent and the Company each agree that a Defaulting Lender that is a Term Lender has adequately remedied all matters that caused such Term Lender to be a Defaulting Lender, then on such date such Term Lender shall take such actions as the Term Facility Agent may determine to be appropriate in connection with such Term Lender ceasing to be a Defaulting Lender, and such Term Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any Term Ticking Fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section during such period shall be binding on it).

The Company may terminate the unused amount of the Revolving Commitment of any Revolving Lender that is a Defaulting Lender upon not less than two Business Days’ prior notice to the Revolving Facility Agent (which shall promptly notify the Revolving Lenders thereof) and the General Administrative Agent; provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Company, the Agents or any Lender may have against such Defaulting Lender.

The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that any Agent, any Lender or the Company may at any time have against, or with respect to, such Defaulting Lender.

SECTION 2.18. Bridge Facility. (a) The Company may, by written notice to the General Administrative Agent, request the establishment of Bridge Commitments, provided that the aggregate amount of the Bridge Commitments established hereunder shall not exceed the Bridge Facility Amount. Each such notice shall specify (i) the date on which the Company proposes that the Bridge Commitments shall become effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the General Administrative Agent) after the date on which such notice is delivered to the General Administrative Agent, and (ii) the amount of the Bridge Commitments being established (it being agreed that, except to the extent such Lender shall have separately agreed in writing to provide any Bridge Commitment, any Lender approached to provide any Bridge Commitment may elect or decline, in its sole discretion, to provide such Bridge Commitment).

(b) The terms and conditions of the Bridge Commitments and the Bridge Loans to be made thereunder shall be as set forth in the Bridge Facility Agreement, provided that (i) the Bridge Loans shall be extensions of credit to the Company that are not Guaranteed by any Person, (ii) the Bridge Loans shall rank pari passu in right of payment with the other Loans and shall not be secured by any Liens on any assets of the Company or its Subsidiaries and (iii) the Bridge Facility Agreement shall not contain any affirmative, negative or financial covenant applicable to the Company or the Subsidiaries or any event of default that benefits the Bridge Lenders (but not the other Lenders), in each case, except if this Agreement is amended to include such affirmative, negative or financial covenant or event of default for the benefit of all Lenders (it being understood that nothing in this clause (iii) shall limit the scheduled maturity date, interest rate, benchmark rate floors, fees, original issue discounts, commitment termination requirements (including mandatory reductions) and prepayment requirement (including mandatory prepayments) applicable to the Bridge Commitments or the Bridge Loans).

(c) The Bridge Commitments shall be effected pursuant to a Bridge Facility Agreement executed and delivered by the Company, each Bridge Lender providing such Bridge Commitments and the Bridge Facility Agent, subject to the satisfaction of such conditions precedent thereto as may be set forth in the Bridge Facility Agreement. The Bridge Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Company and the Bridge Facility Agent, to give effect to the provisions of this Section, including any amendments necessary or appropriate to treat the Bridge Commitments and the Bridge Loans as a new Class of Commitments and Loans hereunder (including for purposes of voting) or to provide to the Bridge Facility Agent such rights (including indemnity and exculpation provisions) and obligations as are comparable to those of the Term Facility Agent. Upon the effectiveness of the Bridge Commitment of any Bridge Lender, such Bridge Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Credit Documents.

(d) The General Administrative Agent shall notify the Lenders promptly upon receipt by the General Administrative Agent of any notice from the Company referred to in paragraph (a) of this Section and of the effectiveness of the Bridge Commitments, in each case advising the Lenders of the details thereof.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Lenders, on the Effective Date, the Term Funding Date and on each other date on which representations and warranties are required to be, or are deemed to be, made under the Loan Documents, that:

SECTION 3.01. Organization; Powers. The Company and each Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by the Company are within the Company’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes, and each other Loan Document, when executed and delivered by the Company, will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, winding-up or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except such as have been or, in the case of filings relating to the consummation of the Cavium Acquisition, substantially contemporaneously with the funding of Term Loans on the Term Funding Date will be, obtained or made and are (or will so be) in full force and effect, (b) will not violate any applicable law, including any order of any Governmental Authority, except to the extent any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the memorandum of association or bye-laws of the Company, (d) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture or other agreement or instrument binding upon the Company or any Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Company or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except for the Cavium Debt Refinancing and except to the extent that the foregoing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows as of and for the fiscal year ended February 3, 2018, audited by and accompanied by the opinion of Deloitte & Touche LLP. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since February 3, 2018, there has been no event or condition that has resulted, or would reasonably be expected to result, in a material adverse change in the business, assets, liabilities, operations or financial condition of the Company and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) The Company and each Subsidiary has good title to, or valid leasehold interests in, all its property material to its business, subject to Liens permitted by Section 6.02 and except (i) for defects in title that, individually or in the aggregate, do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary or (ii) for any failure to do so that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The Company and each Subsidiary owns, or is licensed to use, all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property that is necessary for the conduct of its business as currently conducted, without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property used by the Company or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any patents, trademarks, copyrights, licenses, technology, software, domain names or other intellectual property owned or used by the Company or any Subsidiary is pending or, to the knowledge of the Company or any Subsidiary, threatened in writing against the Company or any Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) Except as set forth in Schedule 3.06, there are no actions, suits or proceedings by or before any Governmental Authority or arbitrator pending against or, to the knowledge of the Company or any Subsidiary, threatened in writing against the Company or any Subsidiary that (i) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any of the Loan Documents.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any fact, incident, event or condition that could reasonably be expected to form the basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.06 that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws. (a) The Company and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company and the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company and the Subsidiaries and their respective officers and employees and, to the knowledge of the Company or any Subsidiary, their respective directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or, to the knowledge of the Company or any Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Company or any Subsidiary, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from any credit facility established hereby, is a Sanctioned Person. The Transactions do not violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.08. Investment Company Status. The Company is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Events have occurred or are reasonably expected to occur that would, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Neither the Company nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due. The Company is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments.

SECTION 3.11. Solvency. On the Effective Date and on the Term Funding Date, in each case, after giving effect to the Transactions to occur on such date, including the making of the Loans and the application of the proceeds thereof, (a) the fair value of the assets of the Company and the Subsidiaries, on a consolidated basis, will exceed, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Company and the Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and the Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) the Company and the Subsidiaries, on a consolidated basis, will not be engaged in, and will not be about to engage in, business for which they have unreasonably small capital. For purposes of this Section, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

SECTION 3.12. Disclosure. (a) The Confidential Information Memorandum and each of the other written reports, financial statements, certificates and other written information (other than financial projections and other forward-looking information and information of a general economic or industry-specific nature) furnished by or on behalf of the Company or any Subsidiary to any Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided thereto prior to the Effective Date). The financial projections and other forward-looking information that have been furnished by or on behalf of the Company or any Subsidiary to any Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document have been prepared in good faith based upon assumptions that are believed by the Company to be reasonable at the time such financial projections or other forward-looking information are furnished to any Agent, any Arranger or any Lender, it being understood and agreed that financial projections and other forward-looking information are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of the Company’s, Cavium’s or their respective subsidiaries’ control, that no assurance can be given that any particular projections will be realized, that the financial projections or other forward-looking information is not a guarantee of financial performance and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material.

(b) If a Beneficial Ownership Certification is required to be delivered pursuant to Section 4.01(g)(ii), then, as of the Effective Date, the information set forth in such Beneficial Ownership Certification is true and correct in all respects. If a Beneficial Ownership Certification is required to be delivered pursuant to Section 6.04(a) or 9.19, then, as of the date of the delivery thereof, the information set forth in such Beneficial Ownership Certification is true and correct in all respects.

SECTION 3.13. Federal Reserve Regulations. Neither the Company nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry margin stock, to extend credit for others to purchase or carry margin stock or for any purpose that entails, and no other action will be taken by the Company and the Subsidiaries that would result in, a violation of Regulations T, U and X of the Board of Governors.

SECTION 3.14. Use of Proceeds. The Company will (a) use the proceeds of the Terms Loans solely to finance, in part, the Cavium Acquisition, the Cavium Debt Refinancing and the payment of fees and expenses related to the Transactions and (b) use the proceeds of the Revolving Loans for general corporate purposes of the Company and the Subsidiaries.

SECTION 3.15. Ranking of Obligations. The obligations of the Company under the Loan Documents rank at least equally with all of the unsubordinated Indebtedness of the Company, and ahead of all subordinated Indebtedness, if any, of the Company.

SECTION 3.16. Choice of Law Provisions. The choice of law provisions set forth in Section 9.09 are legal, valid and binding under the laws of Bermuda, and the Company knows of no reason why the courts of Bermuda will not give effect to the choice of law of the State of New York (or, as applicable, the State of Delaware) as the proper law, other than through the exercise by any such court of discretionary powers under general principles of equity or public policy limitations in each case not specifically relating to such provisions. The Company has the power to submit, and has irrevocably submitted, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and such irrevocable submission and the waiver by the Company of any immunity and any objection to the venue of the proceedings in such State or Federal court are legal, valid and binding obligations of the Company, and the Company knows of no reason why the courts of Bermuda would not give effect to such submission and waivers, other than through the exercise by any such court of discretionary powers under general principles of equity or based on public policy limitations in each case not specifically relating to such submission and waivers.

SECTION 3.17. No Immunity. The Company is subject to civil and commercial laws with respect to its obligations under the Loan Documents, and the execution, delivery and performance by the Company of any Loan Document constitute and will constitute private and commercial acts and not public or governmental acts. Neither the Company nor any of its properties has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which the Company is organized in respect of its obligations under any Loan Document.

SECTION 3.18. Proper Form; No Recordation. Each Loan Document is in proper legal form under the laws of Bermuda for the enforcement thereof against the Company under the laws of Bermuda and to ensure the legality, validity, enforceability, priority or admissibility in evidence of such Loan Document. It is not necessary, in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of any Loan Document that such Loan Document be filed, registered or recorded with, or executed or notarized before, any court or other Governmental Authority in Bermuda or that any registration charge or stamp or similar tax be paid on or in respect of such Loan Document, except for (a) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the applicable Loan Document is sought to be enforced and (b) any charge or tax as has been timely paid by the Company.

SECTION 3.19. EEA Financial Institutions. The Company is not an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The General Administrative Agent shall have received from each party hereto (i) a counterpart of this Agreement executed by each party hereto or (ii) written evidence satisfactory to the General Administrative Agent (which may include facsimile transmission or other electronic imaging) that such party has signed a counterpart of this Agreement.

(b) The General Administrative Agent shall have received written opinions (addressed to the Agents and the Lenders and dated the Effective Date) of Hogan Lovells US LLP and Appleby (Bermuda) Limited, in each case, in form and substance customary for financings of this type.

(c) The General Administrative Agent shall have received a certificate of the Company, dated the Effective Date and executed by the secretary, an assistant secretary or a director of the Company, attaching (i) a copy of each organizational document of the Company, which shall, to the extent applicable, be certified as of the Effective Date or a recent date prior thereto by the appropriate Governmental Authority, (ii) signature and incumbency certificates of the officers of the Company executing each Loan Document, (iii) resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance of the Loan Documents, certified as of the Effective Date by such secretary, assistant secretary or director as being in full force and effect without modification or amendment, and (iv) a good standing certificate from the applicable Governmental Authority of Bermuda, dated the Effective Date or a recent date prior thereto, in each case, in form and substance customary for financings of this type.

(d) The General Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of the Company, certifying that, as of the Effective Date and after giving effect to the Transactions that are to occur on such date, (i) the representations and warranties of the Company set forth in the Loan Documents are true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects and (ii) no Default has occurred and is continuing.

(e) The General Administrative Agent shall have received a certificate in the form of Exhibit E from the Company, dated the Effective Date and signed by its chief financial officer, certifying that the Company and the Subsidiaries, on a consolidated basis after giving effect to the Transactions that are to occur on the Effective Date, are solvent.

(f) All costs, expenses (including reasonable and documented legal fees and expenses) and fees contemplated by the Loan Documents, or otherwise agreed by the Company with the Arrangers, to be reimbursable or payable by or on behalf of the Company to the Arrangers (or Affiliates thereof), any Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required to be paid on or prior to the Effective Date and, in the case of costs and expenses, invoiced at least two Business Days prior to the Effective Date.

(g) The Lenders shall have received, (i) at least three Business Days prior to the Effective Date, all documentation and other information regarding the Company and the Subsidiaries required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested by any Agent or any Lender at least 10 Business Days prior to the Effective Date and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company.

The General Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Term Funding Date. The obligations of the Term Lenders to make Term Loans hereunder are subject to the occurrence of the Effective Date, receipt by the Term Facility Agent of a Borrowing Request therefor in accordance with Section 2.03 and the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) The Cavium Acquisition shall have been (or, substantially contemporaneously with the borrowing of the Term Loans, shall be) consummated pursuant to and on the terms set forth in the Cavium Acquisition Agreement, without giving effect to any amendments, waivers or other modifications thereto, or any consents (including by way of an agreement) thereunder, that in each case are materially adverse to the interests of the Lenders or the Arrangers, unless the Arrangers shall have provided their written consent thereto (it being understood that (i) any reduction of less than 10% in the merger consideration for the Cavium Acquisition will be deemed not to be (and any reduction of 10% or more will be deemed to be) materially adverse to the Lenders and the Arrangers and (ii) any increase of less than 10% in the merger consideration for the Cavium Acquisition will be deemed not to be materially adverse to the Lenders and the Arrangers; provided that such increase is solely in the form of the common stock of the Company issued as part of the merger consideration for the Cavium Acquisition).

(b) Since the Signing Date, there shall not have occurred any Material Adverse Effect on the Acquired Companies that is continuing.

(c) At the time of and upon giving effect to the borrowing of the Term Loans and the application of proceeds thereof on the Term Funding Date, (i) the Cavium Business Representations shall be true and correct, (ii) the Specified Representations shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects and (iii) there shall not exist any Event of Default under clause (a), (b), (h), (i) or, solely with respect to failure to comply with Section 6.04, (d) of Section 7.01.

(d) All costs, expenses (including reasonable and documented legal fees and expenses) and fees contemplated by the Loan Documents, or otherwise agreed by the Company with the Arrangers, to be reimbursable or payable by or on behalf of the Company to the Arrangers (or Affiliates thereof), any Agent or the Lenders shall have been paid on or prior to the Term Funding Date, in each case, to the extent required to be paid on or prior to the Term Funding Date and, in the case of costs and expenses, invoiced at least two Business Days prior to the Term Funding Date.

(e) Substantially concurrently with the consummation of the Cavium Acquisition, the Cavium Debt Refinancing shall be consummated, and the Term Facility Agent shall receive customary payoff documentation in respect thereof.

(f) The Term Facility Agent shall have received a certificate, dated the Term Funding Date and signed by the chief executive officer or the chief financial officer of the Company, certifying that the conditions set forth in paragraphs (a), (b) and (c) of this Section have been satisfied.

(g) The Term Facility Agent shall have received a certificate in the form of Exhibit E from the Company, dated the Term Funding Date and signed by its chief financial officer, certifying that the Company and the Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Term Funding Date, are solvent.

The Term Facility Agent shall notify the Company and the Term Lenders of the Term Funding Date, and such notice shall be conclusive and binding.

SECTION 4.03. Each Revolving Credit Event. The obligation of each Revolving Lender to make a Revolving Loan on the occasion of each Revolving Borrowing (other than any conversion or continuation of any outstanding Revolving Loans) is subject to receipt of the Borrowing Request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Company set forth in the Loan Documents (other than, after the Effective Date, the representations set forth in Sections 3.04(b) and 3.06(a)) shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing, except in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be so true and correct on and as of such prior date.

(b) At the time of and immediately after giving effect to such Revolving Borrowing, no Default shall have occurred and be continuing.

On the date of any Revolving Borrowing (other than any conversion or continuation of any outstanding Revolving Loans), the Company shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) shall have been paid in full, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to each Agent, on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of the Company, commencing with the fiscal year ending February 2, 2019, its audited consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification, exception or emphasis (other than any qualification, exception or emphasis with respect to or resulting from an upcoming scheduled final maturity of any Loans occurring within one year from the time such opinion is delivered) and without any qualification, exception or emphasis as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its condensed consolidated balance sheet as of the end of such fiscal quarter, the related condensed consolidated statements of operations for such fiscal quarter and the then elapsed portion of the fiscal year and the related statements of cash flows for the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Company, (i) certifying as to whether a Default has occurred and is continuing on such date and, if a Default has occurred and is continuing on such date, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06 and (iii) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Company most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04(a)) that has had, or would reasonably be expected to have, a significant effect on the calculations of the Leverage Ratio or Consolidated Net Tangible Assets, specifying the nature of such change and the effect thereof on such calculations;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or with any national securities exchange; and

(e) promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as any Agent or any Lender (through the Applicable Facility Agent) may reasonably request in writing.

Information required to be delivered pursuant to clause (a), (b) or (e) of this Section shall be deemed to have been delivered to the Lenders if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Agents on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section to any Agent may also be delivered by electronic communications pursuant to procedures approved by such Agent.

SECTION 5.02. Notices of Material Events. Promptly after any Responsible Officer of the Company obtains actual knowledge thereof, the Company will furnish to each Agent written notice of the following:

(a) the occurrence of, or receipt by the Company of any written notice claiming the occurrence of, any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Company to the Agents and the Lenders, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred would reasonably be expected to result in a Material Adverse Effect;

(d) any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification; or

(e) any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Company and its Subsidiaries taken as a whole, except, in the case of this clause (b), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction expressly permitted under Section 6.04(a).

SECTION 5.04. Payment of Taxes. The Company will, and will cause each Subsidiary to, pay its Taxes before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties and Rights. The Company will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, and will take all actions reasonably necessary to protect all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property rights necessary to the conduct of its business as currently conducted and proposed to be conducted, except in each case where the failure to take any such actions, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction expressly permitted under Section 6.04(a).

SECTION 5.06. Insurance. The Company will, and will cause each Subsidiary to, maintain, with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and reputable (including captive insurance subsidiaries), insurance in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.07. Books and Records; Inspection and Audit Rights. The Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in accordance, in all material respects, with GAAP and applicable law are made of all material dealings and transactions in relation to its business and activities. The Company will, and will cause each Subsidiary to, permit any Agent (acting on its own behalf or on behalf of any of the Lenders), and any agent designated by any Agent, upon reasonable prior notice, (a) to visit and reasonably inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that, the Agents collectively may not exercise such rights more often than once during any calendar year (it being understood that any expenses incurred by the Agents in connection therewith shall be subject to reimbursement by the Company in accordance with Section 9.03); provided, further, that when an Event of Default exists, the Agents (or any of their agents) may do any of the foregoing (at the expense of the Company) at any time during normal business hours and upon reasonable advance notice. The Agents shall give the Company the opportunity to participate in any discussions with the Company’s independent accountants. Notwithstanding anything to the contrary in this Section, neither the Company nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to any Agent (or its agents) is prohibited by applicable law or any binding confidentiality agreement between the Company or any Subsidiary and a Person that is not the Company or any Subsidiary not entered into in contemplation of preventing such disclosure, inspection, examination or discussion or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product; provided that the Company shall use commercially reasonable efforts to secure the requisite consent to permit such disclosure, inspection, examination or discussion and will notify the Agents that such information is being withheld in reliance on this sentence.

SECTION 5.08. Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, including all Environmental Laws, and all orders of any Governmental Authority, applicable to it, its operations or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company and the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.09. Use of Proceeds. (a) The proceeds of the Term Loans will be used solely to finance, in part, the Cavium Acquisition and the Cavium Debt Refinancing and to pay costs and expenses incurred in connection with the Transactions. The proceeds of the Revolving Loans will be used for general corporate purposes of the Company and the Subsidiaries.

(b) The Company will not request any Borrowing, and the Company will not use, and will procure that the Subsidiaries and its or their respective directors, officers, employees and agents will not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) shall have been paid in full, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and any renewals, extensions or refinancings thereof, provided that the amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension or refinancing;

(b) Indebtedness of any Subsidiary owed to the Company or any other Subsidiary, provided that such Indebtedness shall not have been transferred to any Person other than the Company or a Subsidiary;

(c) Guarantees by any Subsidiary of Indebtedness of any other Subsidiary; provided, that a Subsidiary shall not Guarantee Indebtedness of any other Subsidiary that it would not have been permitted to incur under this Section if it were a primary obligor thereon;

(d) Indebtedness of any Subsidiary (i) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (ii) assumed in connection with the acquisition of any fixed or capital assets, and, in each case, any renewals, extensions or refinancings thereof, provided that the amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension or refinancing;

(e) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in an Acquisition permitted hereunder, provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and any renewals, extensions and refinancings thereof, provided that the amount of such Indebtedness is not increased at the time of such renewal, extension or refinancing thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such renewal, extension or refinancing;

(f) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security laws, (ii) bids, trade contracts, leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature and (iii) other obligations that do not constitute Indebtedness;

(g) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, in each case in the ordinary course of business;

(h) Indebtedness in the form of purchase price adjustments and earn-outs incurred in connection with any Acquisition or joint venture investment not prohibited hereunder;

(i) Capital Lease Obligations arising under any Sale/Leaseback Transaction set forth on Schedule 6.03;

(j) Indebtedness owing to any insurance company in connection with the financing of insurance premiums permitted by such insurance company in the ordinary course of business; and

(k) other Indebtedness, provided that at the time of and after giving pro forma effect to the incurrence of any such Indebtedness and the application of the proceeds thereof, the sum, without duplication, of (i) the aggregate outstanding principal amount of Indebtedness permitted by this clause (k), (ii) the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by Section 6.02(k) and (iii) the Attributable Debt in respect of all outstanding Sale/Leaseback Transactions permitted by Section 6.03(b) does not exceed 15% of Consolidated Net Tangible Assets.

For purposes of determining compliance with this Section 6.01, if any item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (k) above, the Company shall, in its sole discretion, classify such item of Indebtedness (or any portion thereof) and may include the amount and type of such Indebtedness in one or more of the above clauses, and the Company may later reclassify such item of Indebtedness (or any portion thereof) and include it in another of such clauses in which it could have been included at the time it was incurred (but, except as set forth below with respect to clause (k), not into any clause under which it could not have been included at the time it was incurred) or, solely in the case of clause (k) above, at the time of such reclassification.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Liens;

(b) any Lien on any asset of the Company or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Company or any Subsidiary (other than improvements or accessions thereto and the proceeds thereof) and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal or refinancing;

(c) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary securing Indebtedness or other obligations incurred to finance such acquisition, construction or improvement and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal or refinancing, provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other assets of the Company or any Subsidiary (other than improvements or accessions thereto and the proceeds thereof), provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured hereunder provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);

(d) any Lien on any asset acquired by the Company or any Subsidiary after the Effective Date existing at the time of the acquisition thereof or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Company or a Subsidiary in a transaction permitted hereunder) after the Effective Date and prior to the time such Person becomes a Subsidiary (or is so merged or consolidated), provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), as the case may be, (ii) such Lien shall not apply to any other assets of the Company or any Subsidiary (other than improvements or accessions thereto and the proceeds thereof) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), as the case may be, and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such extension, renewal or refinancing;

(e) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.04, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(f) in the case of (i) any Subsidiary that is not a wholly owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(g) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for an Acquisition or other transaction permitted hereunder;

(h) Liens deemed to exist in connection with Sale/Leaseback Transactions set forth on Schedule 6.03 or permitted by Section 6.03(a);

(i) (i) deposits made in the ordinary course of business to secure obligations to insurance carriers providing casualty, liability or other insurance to the Company and the Subsidiaries and (ii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(j) Liens on the net cash proceeds of any Acquisition Indebtedness held in escrow by a third party escrow agent prior to the release thereof from escrow; and

(k) other Liens, provided that at the time of and after giving pro forma effect to the incurrence of any such Lien (or any Indebtedness secured thereby and the application of the proceeds thereof), the sum, without duplication, of (i) the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by this clause (k), (ii) the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted by Section 6.01(k) and (iii) the Attributable Debt in respect of all outstanding Sale/Leaseback Transactions permitted by Section 6.03(b) does not exceed 15% of Consolidated Net Tangible Assets.

For purposes of determining compliance with this Section 6.02, if any Lien (or any portion thereof) meets the criteria of more than one of the categories of Liens described in clauses (a) through (k) above and/or one or more of the clauses contained in the definition of “Permitted Liens”, the Company shall, in its sole discretion, classify such Lien (or such portion thereof) and may include such Lien (or such portion thereof) in one or more of such clauses, and the Company may later reclassify such Lien (or any portion thereof) and include it in another of such clauses in which it could have been included at the time it was incurred (but, except as set forth below with respect to clause (k), not into any clause under which it could not have been included at the time it was incurred) or, solely in the case of clause (k) above, at the time of such reclassification.

SECTION 6.03. Sale/Leaseback Transactions. The Company will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction, except Sale/Leaseback Transactions set forth on Schedule 6.03 and the following:

(a) any Sale/Leaseback Transaction entered into to finance the acquisition or construction of any fixed or capital assets by the Company or any Subsidiary, provided that such Sale/Leaseback Transaction is entered into prior to or within 270 days after such acquisition or the completion of such construction and the Attributable Debt in respect thereof does not exceed the cost of acquiring or constructing such fixed or capital assets; and

(b) other Sale/Leaseback Transactions, provided that at the time of and after giving pro forma effect to any such Sale/Leaseback Transaction, the sum, without duplication, of (i) the Attributable Debt in respect of all outstanding Sale/Leaseback Transactions permitted under this clause (b), (ii) the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted by Section 6.01(k) and (iii) the aggregate principal amount of the outstanding Indebtedness secured by Liens permitted by Section 6.02(k) does not exceed 15% of Consolidated Net Tangible Assets.

SECTION 6.04. Fundamental Changes; Business Activities. (a) The Company will not, and will not permit any Subsidiary to, amalgamate with, merge into or consolidate with any other Person, or permit any other Person to amalgamate with, merge into or consolidate with it, or liquidate or dissolve, except that (i) the Cavium Acquisition may be consummated and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and, in the case of clause (D) below, the Company shall be in compliance on a pro forma basis with the covenant set forth in Section 6.06, (A) any Person may amalgamate, merge or consolidate with the Company in a transaction in which the Company is the surviving entity, (B) the Company may merge or consolidate with any Person (including the Permitted Reorganization Merger Subsidiary) in a transaction in which such Person is the surviving entity, provided that (1) such Person is a corporation organized under the laws of the State of Delaware, (2) prior to or substantially concurrently with the consummation of such merger or consolidation, (x) such Person shall execute and deliver to the Agents an assumption agreement (the “Assumption Agreement”), in form and substance reasonably satisfactory to the Agents, pursuant to which such Person shall assume all of the obligations of the Company under this Agreement and the other Loan Documents, and (y) such Person shall deliver to the Agents such documents, certificates and opinions as any of the Agents may reasonably request relating to such Person, such merger or consolidation or the Assumption Agreement, all in form and substance reasonably satisfactory to the Agents, and (3) the Lenders shall have received, at least five Business Days prior to the date of the consummation of such merger or consolidation, (x) all documentation and other information regarding such Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested by any Agent or any Lender and (y) to the extent such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Person, it being agreed that upon the execution and delivery to the Agents of the Assumption Agreement and the satisfaction of the other conditions set forth in this clause (B), such Person shall become a party to this Agreement, shall succeed to and assume all the rights and obligations of the Company under this Agreement and the other Loan Documents (including all obligations in respect of outstanding Loans) and shall thenceforth, for all purposes of this Agreement and the other Loan Documents (but subject to Section 9.19), be the “Company”, (C) any

Person (other than the Company) may amalgamate, merge or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (D) any Subsidiary may amalgamate with, merge into or consolidate with any Person (other than the Company) in a transaction permitted under paragraph (b) of this Section in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (E) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and its Subsidiaries taken as a whole and is not materially disadvantageous to the Lenders.

(b) The Company will not, and will not permit its Subsidiaries to, sell, transfer, lease or otherwise dispose of, directly or through any amalgamation, merger or consolidation and whether in one transaction or in a series of transactions, assets (including Equity Interests in Subsidiaries) representing all or substantially all of the assets of the Company and the Subsidiaries (whether now owned or hereafter acquired), taken as a whole.

(c) The Company will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the Effective Date and businesses that are extensions thereof or otherwise incidental, complementary, reasonably related or ancillary thereto, including the business of Cavium and its subsidiaries conducted by them on the Effective Date.

SECTION 6.05. Restrictive Agreements. The Company will not, and will not permit any Subsidiary to, enter into or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Effective Date and identified on Schedule 6.05 and amendments, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (C) restrictions and conditions imposed by agreements relating to Indebtedness permitted by Section 6.01(e) of any Person that becomes a Subsidiary after the Effective Date existing at the time such Subsidiary becomes a Subsidiary, provided that such restrictions and conditions apply only to such Subsidiary, and amendments, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (D) in the case of any Subsidiary that is not a wholly owned Subsidiary or the Equity Interests in any Person that is not a Subsidiary, restrictions and conditions imposed by the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement, provided, in each case, that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary or to the Equity Interests in such other Person, as applicable, (E) restrictions on cash or deposits or net worth imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business and (F) (1) restrictions and conditions imposed by any agreement or instrument evidencing or governing any Cavium Acquisition Indebtedness, provided that, in the good faith judgment of the Company, such restrictions and conditions are on customary market terms for Indebtedness of such type and such restrictions and conditions would not reasonably be expected to impair in any material respect the ability of the Company to meet its obligations under the Loan Documents, and amendments, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, and (2) restrictions and conditions imposed by any agreement or instrument evidencing or governing any other Indebtedness, provided that such restrictions and conditions are not materially less favorable to the interests of the Lenders from the restrictions imposed by any agreement or instrument referred to in clause (1) above; (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement governing Liens permitted by clause (c), (d), (k), (l), (m) or (o) of the definition of “Permitted Liens” or 6.02(c), 6.02(e), 6.02(g), 6.02(h), 6.02(i) or 6.02(j), in each case, if such restrictions or conditions apply only to the assets securing such Indebtedness or subject to such Liens, (B) customary provisions in leases and other agreements restricting the assignment thereof and (C) customary restrictions in respect of intellectual property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such intellectual property and (iii) clause (b) of the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder.

SECTION 6.06. Leverage Ratio. The Company will not permit the Leverage Ratio on the last day of any fiscal quarter of the Company to exceed 3.00 to 1.00.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default; Remedies. If any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of the Company in any Loan Document or in any report, certificate, financial statement or other written information provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the existence of the Company) or 5.09 or in Article VI;

(e) the Company shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after written notice thereof from any Agent or any Lender to the Company (with a copy to each of the Agents in the case of any such notice from a Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, or that enables or permits (with or without the giving of notice, but only after the expiration of any applicable grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, or, in the case of a Hedging Agreement, to terminate any related hedging transaction, in each case prior to its scheduled maturity or termination; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or any casualty with respect to, assets securing such Indebtedness, (ii) any prepayment, repurchase, redemption or defeasance of any Acquisition Indebtedness if the related Acquisition is not consummated, (iii) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase, redemption or defeasance thereof, or any refinancing thereof, permitted under this Agreement or (iv) in the case of any Hedging Agreement, termination events or equivalent events pursuant to the terms of such Hedging Agreement not arising as a result of a default by the Company or any Subsidiary thereunder;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, moratorium, winding-up or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect or (ii) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, winding-up or other relief under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect (other than, in the case of any Subsidiary, a voluntary liquidation or dissolution permitted by Section 6.04(a)(ii)(E)), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in sub-clause (i) above, (iii) apply for or consent to the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the Board of Directors (or similar governing body) of the Company or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Section;

(j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more final judgments for the payment of money in an aggregate amount in excess of $100,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) provided by a financially sound insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against the Company, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Material Subsidiary to enforce any such judgment;

(l) one or more ERISA Events shall have occurred that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; or

(m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the General Administrative Agent may, and at the request of (i) prior to the earlier of the borrowing of the Term Loans on the Term Funding Date and the termination or expiration of all the Term Commitments, (x) in the case of any Event of Default under clause (a), (b), (h), (i) or, solely with respect to failure to observe or perform any covenant in Section 6.04, (d) of this Section, the Required Lenders or (y) in the case of any other Event of Default, the Majority in Interest of the Revolving Lenders or (ii) on and after the earlier of the borrowing of the Term Loans on the Term Funding Date and the termination or expiration of all the Term Commitments, the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (A) terminate the Revolving Commitments and, subject to the next succeeding paragraph, the Term Commitments, and thereupon the Revolving Commitments and/or the Term Commitments shall terminate immediately, and (B) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in the case of any event with respect to the Company described in clause (h) or (i) of this Section, the Revolving Commitments and the Term Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

During the period from and including the Effective Date to and including the earlier of the borrowing of the Term Loans on the Term Funding Date and the termination or expiration of all the Term Commitments, and notwithstanding (I) any failure by the Company or any Subsidiary to observe or perform the covenants set forth in Article V or VI hereof (other than failure to observe or perform any covenant contained in Section 6.04), (II) the occurrence of any Default or Event of Default (other than any Event of Default under clause (a), (b), (h), (i) or, with respect to failure to observe or perform any covenant contained in Section 6.04, (d) of this Section) or (III) subject to the parenthetical provisions in clauses (I) and (II) above, any provision to the contrary in this Agreement, none of the General Administrative Agent, the Term Facility Agent or any Term Lender shall be entitled to (1) rescind, terminate or cancel the Term Facility or any of the Term Commitments hereunder, or exercise any right or remedy under this

Agreement or any other Loan Document to the extent that to do so would prevent, limit or delay the making by any Term Lender of its Term Loan on the Term Funding Date, (2) in the case of any Term Lender, refuse to make its Term Loan on the Term Funding Date or (3) in the case of any Term Lender, exercise any right of set-off or counterclaim in respect of its Term Loan to the extent that to do so would prevent, limit or delay the making of its Term Loan on the Term Funding Date; provided that, for the avoidance of doubt, the borrowing of the Term Loans on the Term Funding Date shall be subject to the satisfaction (or waiver in accordance with Section 9.02) of the conditions precedent set forth in Section 4.02. For the avoidance of doubt, (x) the rights, remedies and entitlements of the General Administrative Agent, the Term Facility Agent and the Term Lenders with respect to any condition precedent set forth in Section 4.02 shall not be limited in the event that any such condition is not satisfied on the Term Funding Date, (y) after the funding of the Term Loans on the Term Funding Date, all of the rights, remedies and entitlements of the General Administrative Agent, the Term Facility Agent and the Term Lenders under this Agreement and the other Loan Documents shall be available and may be exercised by them notwithstanding that such rights, remedies or entitlements were not available prior to such time as a result of the provisions of this paragraph and (z) nothing in this paragraph shall affect the rights, remedies or entitlements (or the ability to exercise the same) of (i) the Revolving Facility Agent or the Revolving Lenders or, insofar as such rights, remedies or entitlements relate to the Revolving Facility, the General Administrative Agent, including any such rights, remedies or entitlements set forth in the immediately preceding paragraph, or (ii) the General Administrative Agent, the Term Facility Agent or the Term Lenders with respect to any Event of Default under clause (a), (b), (h), (i) or, with respect to failure to observe or perform any covenant contained in Section 6.04, (d) of this Section, including any such rights, remedies or entitlements set forth in the immediately preceding paragraph.

SECTION 7.02. Clean-up Period. Notwithstanding anything to the contrary in this Agreement (including Section 7.01(c)), during the period from and including the Term Funding Date and ending on the date that is 30 days after the Term Funding Date (the “Clean-up Period”), if any representation or warranty (other than the Specified Representations) made by the Company in the Loan Documents or in any certificate or writing furnished pursuant to this Agreement (other than any certificate furnished pursuant to Section 4.02(f) or 4.02(g)) shall prove to have been incorrect when made solely by reason of any circumstance relating to the Cavium Business, such breach of such representation or warranty shall not constitute a Default or Event of Default (other than for purposes of Section 4.03 or 5.02(a)) if and for so long as the circumstances giving rise to such breach of such representation or warranty (a) are capable of being remedied within the Clean-Up Period and the Company and the Subsidiaries are taking appropriate steps to remedy such breach, (b) do not have and would not reasonably be expected to have a Material Adverse Effect and (c) were not procured by or approved by the Company or any of the Subsidiaries (other than the Cavium Business). If the relevant circumstances are continuing on or after the expiration of the Clean-up Period, the breach of such representation or warranty, if otherwise constituting a Default or an Event of Default, shall then constitute a Default or an Event of Default, as the case may be, notwithstanding the immediately preceding sentence (and without prejudice to the rights and remedies of the Agents and the Lenders hereunder). For the avoidance of doubt, nothing in this Section 7.02 shall affect the conditions precedent set forth in Article IV.

ARTICLE VIII

The Agents

Each of the Lenders hereby irrevocably appoints each of the entities named as an Agent in the heading of this Agreement and its successors to serve in the applicable capacity under the Loan Documents, and authorizes each Agent to take such actions and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as any Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or any other Agent.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents with respect to such Agent, and each Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) no Agent shall have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that no Agent shall be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate thereof that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan

Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Company, any other Agent or any Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent.

Each Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). Each Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender (or from another Agent on behalf of such Lender) prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it with reasonable care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The obligations under the Loan Documents of the Agents shall be several and not joint, and no Agent shall be responsible for any other Agent’s failure to perform its obligations under any Loan Document. Notwithstanding anything herein to the contrary, no Agent shall have any liability arising from, or be responsible for any loss, cost or expense suffered on account of, (i) any errors or omissions in the records maintained by any other Agent as contemplated by Section 9.04(b)(iv) (it being understood and agreed that, for purposes of determining whether the Required Lenders or any other requisite Lenders shall have consented to any amendment, waiver or other modification of any Loan Document, each Agent shall be entitled to rely, and shall not incur any liability for relying, on the records maintained by any other Agent as contemplated by Section 9.04(b)(iv)) or (ii) any determination by any Agent that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that no Agent shall have any obligation to determine whether any Lender is a Defaulting Lender.

Each Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, each Agent may resign at any time from its capacity as such. In connection with such resignation, such Agent shall give notice of its intent to resign to the other Agents, the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) so long as no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Person serving as an Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the other Agents, the Company and such Person remove such Person as an Agent and, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) so long as no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing, appoint a successor. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor. Notwithstanding the foregoing, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the other Agents, the Lenders and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the retiring Agent for the account of any Person other than the retiring Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the retiring Agent shall also directly be given or made to each Lender. Following the effectiveness of any Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender acknowledges and agrees that any Agent or one or more of its Affiliates may (but is not obligated to) act as administrative agent or a similar representative for the holders of any Cavium Acquisition Indebtedness. Each Lender and the Company waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against such Agent, any of its Affiliates or any Related Party of any of the foregoing any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, any Agent or the Lenders on the Effective Date or the Term Funding Date.

In case of the pendency of any proceeding with respect to the Company under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect, the General Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim under Sections 2.12, 2.13, 2.14 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the General Administrative Agent and, in the event that the General Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the General Administrative Agent any amount due to it, in its capacity as the General Administrative Agent, under the Loan Documents (including under Section 9.03).

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Applicable Facility Agent and such Lender.

In addition, unless clause (i) of the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) of the immediately preceding paragraph, such Lender further (a) represents and warrants, as of the date such Person became a Lender party hereto, to and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agents and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that: (i) none of the Agents or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Loan Document or any documents related hereto or thereto), (ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), (iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations), (iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder and (v) no fee or other compensation is being paid directly to any Agent or any Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

The Agents and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the Transactions in that such Person or an Affiliate thereof (a) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (b) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (c) may receive fees or other payments in connection with the Transactions, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Notwithstanding anything herein to the contrary, none of the Arrangers, the Syndication Agents or the Documentation Agents shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as an Agent or a Lender), but all such Persons shall have the benefit of the indemnities and exculpatory provisions provided for hereunder or thereunder.

The provisions of this Article are solely for the benefit of the Agents and the Lenders and, except solely to the extent of the Company’s express rights to consent pursuant to and subject to the conditions set forth in this Article, the Company shall not have any rights as a third party beneficiary of any such provisions.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone and subject to paragraph (b) of this Section, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Company, to Marvell Technology Group Ltd., 5488 Marvell Lane, Santa Clara, California 95054, Attention of Jean Hu, Chief Financial Officer (Fax No. 408-222-1917, Email: jeanhu@marvell.com);

(ii) if to the General Administrative Agent or the Term Facility Agent, to Goldman Sachs Bank USA, 6031 Connection Drive, Irving, Texas 75039, Attention: Goldman Sachs Senior Bank Debt (Fax No. 212-428-9270, Email: gs-sbdagency-borrowernotices@ny.email.gs.com);

(iii) if to the Revolving Facility Agent, to Bank of America, N.A., Agency Management, 2380 Performance Drive, Building C, Richardson, TX 75082, Mail Code: TX2-984-03-26, Attention: Gavin Shak (Fax No. 214-530-3108, Email: gavin.shak@baml.com); and

(iv) if to any Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (but if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Applicable Facility Agent or the General Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Applicable Facility Agent and the General Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to any Agent or the Company may be delivered or furnished by electronic communications pursuant to procedures approved in advance by the recipient thereof; provided that approval of such procedures may be limited or rescinded by such Person by notice to each other such Person. Unless the General Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto.

(d) Any Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. None of the Agents or any of their Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform, and the Agents expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Agents or any of their Related Parties in connection with the Communications or the Platform. In no event shall any Agent or any of its Related Parties have any liability to the Company, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of the Company’s or any Agent’s transmission of Communications through the Platform.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the making of the Loans shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as provided in paragraph (c) of this Section, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, each Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the General Administrative Agent (and, if any other Agent is a party thereto, such other Agent) and the Company, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) (A) waive any condition set forth in Section 4.02 without the written consent of the Majority in Interest of the Term Lenders or (B) waive any condition set forth in Section 4.03 without the written consent of the Majority in Interest of the Revolving Lenders (it being understood and agreed, in each case, that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02 or 4.03, as the case may be) or any other Loan Document, including any amendment of any affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of a condition set forth in Section 4.02 or 4.03), (ii) increase the Commitment of any Lender without the written consent of such Lender, (iii) reduce the principal amount of any Loan or reduce the rate of interest thereon or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (other than any waiver of any default interest applicable pursuant to Section 2.10(c)), (iv) postpone the scheduled maturity date of any Loan, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (v) change Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (vi) change any of the provisions of this paragraph or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), provided that, with the consent of the Required Lenders, the provisions of this paragraph and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans), or (vi) change any provisions of this Agreement in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each differently affected Class; provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of any Agent without the written consent of such Agent.

(c) Notwithstanding anything to the contrary in paragraph (b) of this Section:

(i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and each of the Agents to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Agents shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(ii) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (ii), (iii) or (iv) of the first proviso of paragraph (b) of this Section and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification;

(iii) in the case of any amendment, waiver or other modification referred to in the first proviso of paragraph (b) of this Section, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Lender that receives payment in full of the principal of and interest accrued on each Loan made by such Lender, and all other amounts owing to or accrued for the account of such Lender under this Agreement and the other Loan Documents, at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification;

(iv) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties hereunder or thereunder of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Company, the General Administrative Agent, the Applicable Facility Agent(s) and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time;

(v) this Agreement and the other Loan Documents may be amended in the manner provided in Sections 2.11(b), 2.18 and 9.19;

(vi) in connection with the incurrence of any Cavium Acquisition Indebtedness, this Agreement and the other Loan Documents may be amended by an agreement in writing entered into by the Company and each of the Agents to add any restrictive covenant or event of default in the manner provided in Section 1.07;

(vii) the Agents and the Company may, without the consent of any Lender or any other Person, amend or otherwise modify the provisions of this Agreement or any other Loan Document relating solely to the allocation or reallocation, as between themselves, of the rights and obligations hereunder of the Agents (including, if the Term Commitments have expired or terminated and no Term Loans shall be outstanding, but the Revolving Commitments shall be in effect, any such amendments or other modifications that would vest the Revolving Facility Agent with any or all of the rights set forth in this Agreement or any other Loan Document of any other Agent); and

(viii) an amendment to this Agreement contemplated by the last sentence of the definition of the term “Applicable Rate” may be made pursuant to an agreement or agreements in writing entered into by the Company, the Agents and the Required Lenders.

(d) The Applicable Facility Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of a single U.S. counsel, a single local counsel in Bermuda and, if reasonably necessary, a single local counsel in each other relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions), in each case, for the Agents, the Arrangers and their Affiliates taken as a whole, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, including the preparation, execution and delivery of the Commitment Letter and the Fee Letters, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent, any Arranger or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (but limited to a single U.S. counsel, a single local counsel in Bermuda and, if reasonably necessary, a single local counsel in each other relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions), in each case, for the Agents, the Arrangers and the Lenders, taken as a whole and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of U.S. counsel, another firm of Bermuda counsel and, if reasonably necessary, one local counsel in each other relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) for each such affected Person).

(b) The Company shall indemnify the Agents (and any sub-agent thereof), the Arrangers, the Syndication Agents, the Documentation Agents, each Lender and each Related Party of any of the foregoing (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (but limited to a single U.S. counsel, a single local counsel in Bermuda and, if reasonably necessary, a single local counsel in each other relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions), in each case, for the Indemnitees, taken as a whole and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of U.S. counsel, another firm of Bermuda counsel and, if reasonably necessary, one local counsel in each other relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions) for each group of similarly affected Indemnitees), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Commitment Letter, the Fee Letters, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Commitment Letter, the Fee Letters, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any Subsidiary (or Person that was formerly a Subsidiary) of any of them, or any other Environmental Liability related in any way to the Company, any Subsidiary (or Person that was formerly a Subsidiary) of any of them, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Commitment Letter, the Fee Letters, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or wilful misconduct of such Indemnitee or any of its Related Indemnitee Parties or (2) a material breach of the obligations of such Indemnitee or any of its Related Indemnitee Parties under this Agreement or (B) arise from any dispute among the Indemnitees or any of their Related Indemnitee Parties, other than any claim, litigation, investigation or proceeding against any Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other titled person in its capacity or in fulfilling its role as such and other than any claim, litigation, investigation or proceeding arising out of any act or omission on the part of the Company or any of its Affiliates. Each Indemnitee shall be obligated to refund and return promptly any and all amounts actually paid by the Company to such Indemnitee under this paragraph for any losses, claims, damages, penalties, liabilities or expenses to the extent such Indemnitee is subsequently determined, by a court of competent jurisdiction by final and nonappealable judgment, to not be entitled to payment of such amounts in accordance with the terms of this paragraph. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Company fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent). For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate amount of the Revolving Loans, unused Revolving Commitments and Term Loans (or, prior to the funding of the Term Loans on the Term Funding Date, Term Commitments) at the time outstanding or in effect (or most recently outstanding or in effect, if none of the foregoing shall be outstanding or in effect at such time).

(d) To the fullest extent permitted by applicable law, the Company shall not assert, or permit any of its Affiliates or Related Parties to assert, and the Company hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) To the fullest extent permitted by applicable law, the Agents, the Arrangers, the Lenders, the Syndication Agents, and the Documentation Agents shall not assert, or permit any of their respective Affiliates or Related Parties to assert, and each of them hereby waives, any claim against the Company, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided, that nothing in this paragraph (e) shall limit the Company’s indemnity and reimbursement obligations set forth in this Section or separately agreed.

(f) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than as expressly provided in Section 6.04(a)(ii)(B), the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, sub-agents of any Agent, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agents, the Documentation Agents and, to the extent expressly contemplated hereby, the Related Parties of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Company; provided that no consent of the Company shall be required (1) in the case of Term Commitments and Term Loans, (x) for an assignment to a Specified Permitted Lender, (y) after the Term Funding Date, for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (z) after the Term Funding Date, if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing, (2) in the case of Revolving Commitments and Revolving Loans, (x) for an assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or (y) if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing and (3) for any assignment between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC; provided further, in each case, that the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Applicable Facility Agent within 10 Business Days after having received notice thereof; and

(B) the Applicable Facility Agent; provided that no consent of the Applicable Facility Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Applicable Facility Agent) shall not be less than $5,000,000 unless each of the Company and the Applicable Facility Agent otherwise consents; provided that (1) no such consent of the Company shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing and (2) the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Applicable Facility Agent within 10 Business Days after having received notice thereof;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Applicable Facility Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) the assignee, if it shall not already be a Lender of the applicable Class, shall deliver to the Applicable Facility Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, 9.03 and 9.17); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Applicable Facility Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption with respect to the Term Facility or the Revolving Facility, as the case may be, delivered to it and records of the names and addresses of the Lenders of the applicable Class, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender of the applicable Class pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any other Agent and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Applicable Facility Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender of the applicable Class hereunder) and the processing and recordation fee referred to in this Section, the Applicable Facility Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Applicable Facility Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Applicable Facility Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Applicable Facility Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Applicable Facility Agent (such determination to be made in the sole discretion of the Applicable Facility Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Applicable Facility Agent that all written consents required by this Section with respect thereto (other than the consent of the Applicable Facility Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Applicable Facility Agent that such assignee is an Eligible Assignee.

(c) (i) Any Lender may, without the consent of the Company or any Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain records of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other rights and/or obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that any such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no Agent (in its capacity as an Agent) shall have any responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Company in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any of the Agents, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders or any Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document was executed and delivered or any credit was extended hereunder, and shall continue in full force and effect as long as the principal of or any interest accrued on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) and so long as any of the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14, 2.15(d), 2.15(e), 9.03 and 9.17 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates with respect to the Term Facility under the Commitment Letter and any commitment advices with respect to the Term Facility or the

Revolving Facility submitted by any Lender (but do not supersede (a) except as may be set forth in the Bridge Facility Agreement, the commitments under the Commitment Letter with respect to, and as defined in, the Bridge Facility or any other provision of the Commitment Letter or any Fee Letter with respect to the Bridge Facility and (b) any other provisions of the Commitment Letter or the Fee Letters that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the General Administrative Agent and the General Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement (including any Assignment and Assumptions, amendments and other notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on the Platform, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, none of the Agents are under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Agent pursuant to procedures approved by it.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or by such Affiliate to or for the credit or the account of the Company against any of and all the obligations then due of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this

Agreement and although such obligations of the Company are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and each Affiliate of any Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have. Each Lender agrees to notify the Company and each of the Agents promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York; provided that (i) the interpretation of the definition of the term “Material Adverse Effect on the Acquired Companies” and whether or not a Material Adverse Effect on the Acquired Companies has occurred, (ii) the determination of the accuracy of any Cavium Business Representations and whether as a result of any failure of such representations and warranties to be true and correct the Company or any of its Affiliates (A) have the right to not consummate the Cavium Acquisition or to terminate their respective obligations or (B) otherwise do not have an obligation to close, in each case, under the Cavium Acquisition Agreement and (iii) the determination of whether the Cavium Acquisition has been consummated pursuant to and on the terms set forth in the Cavium Acquisition Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and the Company hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, such Supreme Court. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document against the Company or any of its properties in the courts of any jurisdiction.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) In the event the Company or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, the Company hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made either are informed of the confidential nature of such Information and instructed to keep such Information confidential or are subject to customary confidentiality obligations of employment or professional practice, provided that the disclosing Person shall be responsible for its Affiliates’ compliance with keeping the Information confidential in accordance with this Section, (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law (except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority)), (c) to the extent required by applicable law or by any subpoena or similar legal process (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any Transactions, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section (which shall be deemed to include those required to be made in order to obtain access to information posted on IntraLinks, SyndTrak or any other Platform), to (i) any assignee of or Participant in (or its Related Parties), or any prospective assignee of or Participant in (or its Related Parties), any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company or any Subsidiary and their respective obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company, (i) to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement or any other Loan Document, provided that such information is limited to the information about this Agreement and the other Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Company or any Subsidiary that is not known by such Agent, Lender or Affiliate to be prohibited from disclosing such Information to such Person by a legal, contractual, or fiduciary obligation owed to the Company or any of its Subsidiaries, or (k) to any credit insurance provider relating to the Company and its Obligations. For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or its businesses, other than any such information that is available to any Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis prior to disclosure by the Company or any Subsidiary; provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on any Agent or any Arranger, such Persons may disclose Information as provided in this Section.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or such Agent, as applicable, to identify the Company in accordance with the USA PATRIOT Act.

SECTION 9.15. No Fiduciary Relationship. The Company, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiaries and their Affiliates, on the one hand, and the Agents, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Agents, the Arrangers, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Agents, the Arrangers, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Company or any of its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it or any of its Affiliates may have against the Agents, the Arrangers, the Lenders or their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Company or any Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Company and each Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including United States (Federal or state) and foreign securities laws.

(b) The Company and each Lender acknowledges that, if information furnished by or on behalf of the Company pursuant to or in connection with this Agreement is being distributed by any Agent through the Platform, (i) such Agent may post any information that the Company has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Company has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, such Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives. The Company agrees to clearly designate all information provided to any Agent by or on behalf of the Company that is suitable to be made available to Public Side Lender Representatives, and each Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof.

(c) If the Company does not file this Agreement with the SEC, then the Company hereby authorizes each Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public Side Lender Representatives. The Company acknowledges its understanding that Lenders, including their Public Side Lender Representatives, may be trading in securities of the Company and its Affiliates while in possession of the Loan Documents.

(d) The Company represents and warrants that none of the information contained in the Loan Documents constitutes or contains MNPI. To the extent that any of the executed Loan Documents at any time constitutes MNPI, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 9.17. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase dollars with the Judgment Currency; if the amount of dollars so purchased is less than the sum originally due to the Applicable Creditor in dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.18. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.19. Permitted Reorganization. Notwithstanding any other provision of this Agreement, the Company may become a wholly-owned subsidiary of a corporation organized under the laws of the State of Delaware (the “New Holding Company”) by means of a merger of the Company with and into a newly organized wholly owned subsidiary of the New Holding Company (the “Permitted Reorganization Merger Subsidiary”), which shall be organized under the laws of the State of Delaware, or another transaction or series of transactions that result in the Company becoming a wholly owned subsidiary of the New Holding Company, provided that:

(a) (i) each of the New Holding Company and the Permitted Reorganization Merger Subsidiary shall be newly organized solely for the purpose of engaging in the Permitted Reorganization and, prior to the consummation of the Permitted Reorganization, shall not have been engaged in any business activities or conducted any operations other than in connection with or as contemplated by the Permitted Reorganization and shall not own any material assets and (ii) prior to the consummation of the Permitted Reorganization, neither the Company nor any of its Subsidiaries shall sell, dispose or otherwise transfer any of their assets to the New Holding Company or the Permitted Reorganization Merger Subsidiary;

(b) prior to the consummation of the Permitted Reorganization, the Company, the New Holding Company and the Agents shall enter into an agreement in writing pursuant to which this Agreement shall be amended as may be necessary or appropriate, in the opinion of the Company and the Agents, to reflect (i) the Company becoming a wholly owned subsidiary of the New Holding Company, (ii) the New Holding Company providing the Parent Company Guarantee and the Parent Company Guarantee constituting a Loan Document, (iii) subject to clause (iv) below, the New Holding Company becoming bound hereby and by the other Loan Documents as if it were the original “Company”, including for purposes of the representations and warranties set forth in Article III hereof, the covenants set forth in Articles V and VI hereof and the Events of Default set forth in Article VII hereof, and (iv) notwithstanding anything to the contrary in clause (iii) above, the Company remaining the primary obligor in respect of the Loans and all the other Obligations, including any such amendments to provide that (A) references to the Company will be modified to be references to the New Holding Company (including such references in clause (a) of the definition of Change of Control and clause (a) of the definition of Material Adverse Effect) or to each of the Company and the New Holding Company (including such references in clause (b) of the definition of Change of Control, clause (b) of the definition of Material Adverse Effect, the definition of Indemnified Taxes and Sections 3.02, 3.03(c), 3.08, 3.15, 3.19 and 4.03(a)), as the context of the original reference requires, except that all references to the Company in Article II shall, except for any technical modifications deemed necessary or appropriate, in the opinion of the Company and the Agents (including technical modifications to Sections 2.14 and 2.15(c)), remain as references solely to the Company, (B) consolidated financial statements required to be delivered pursuant to Section 5.01 shall be the applicable consolidated financial statements of the New Holding Company and (C) all calculations of financial ratios or financial metrics that are determined on a consolidated basis for the Company and its Subsidiaries shall be determined on a consolidated basis for the New Holding Company and its subsidiaries, it being agreed that the Company shall in any event constitute a Material Subsidiary); provided that a copy of such agreement shall have been provided by the Agents to the Lenders and the Agents shall not have received, within 10 Business Days of the date a copy of such agreement is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendments (it being understood that in the absence of such written notice from the Required Lenders, such amendments shall become effective at the end of such period, without any further action or consent of any other party to this Agreement);

(c) prior to or substantially concurrently with the consummation of the Permitted Reorganization, (i) the New Holding Company shall execute and deliver to the Agents a guarantee, in form and substance reasonably satisfactory to the Agents, pursuant to which the New Holding Company shall unconditionally and irrevocably guarantee all the Obligations of the Company (the “Parent Company Guarantee”), and (ii) the New Holding Company shall deliver to the Agents such documents, certificates and opinions as any of the Agents may reasonably request relating to the New Holding Company or the Parent Company Guarantee, all in form and substance reasonably satisfactory to the Agents;

(d) in the event the Company is to merge with and into the Permitted Reorganization Merger Subsidiary, the requirements of Section 6.04(a) with respect to such merger shall have been, or substantially concurrently with the consummation of the Permitted Reorganization shall be, satisfied; and

(e) the Lenders shall have received, at least five Business Days prior to the date of the consummation of the Permitted Reorganization, (i) all documentation and other information regarding the New Holding Company required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested by any Agent or any Lender and (ii) to the extent the New Holding Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the New Holding Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Jean Hu
Name: Jean Hu
Title: Chief Financial Officer

GOLDMAN SACHS BANK USA, individually and as the General Administrative Agent and the Term Facility Agent

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

BANK OF AMERICA, N.A., as the Revolving Facility Agent

By:	/s/ Henry Pennell
Name: Henry Pennell
Title: Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

MARVELL TECHNOLOGY GROUP LTD.

Name of Institution: BANK OF AMERICA, N.A.

By:	/s/ Janet Fung
Name: Janet Fung
Title: Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

MARVELL TECHNOLOGY GROUP LTD.

Name of Institution: BARCLAYS BANK PLC

By:	/s/ Chris Walton
Name: Chris Walton
Title: Director

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

MARVELL TECHNOLOGY GROUP LTD.

Name of Institution: HSBC Bank USA, N.A.

By:	/s/ Jeffrey A. French
Name: Jeffrey A. French
Title: SVP & Regional Commercial Executive

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

MARVELL TECHNOLOGY GROUP LTD.

Name of Institution: MUFG BANK, LTD.

By:	/s/ Lillian Kim
Name: Lillian Kim
Title: Director

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

MARVELL TECHNOLOGY GROUP LTD.

Name of Institution: Wells Fargo Bank, N.A.

By:	/s/ Dhiren Desai
Name: Dhiren Desai
Title: Director

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

MARVELL TECHNOLOGY GROUP LTD.

Name of Institution: BNP PARIBAS

By:	/s/ Ade Adedeji
Name: Ade Adedeji
Title: Vice President

For any Lender requiring a second signature block:

By:	/s/ Julie Gauduffe
Name: Julie Gauduffe
Title: Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

MARVELL TECHNOLOGY GROUP LTD.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

MARVELL TECHNOLOGY GROUP LTD.

Name of Institution: MIZUHO BANK, LTD.

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

MARVELL TECHNOLOGY GROUP LTD.

Name of Institution: PNC Bank, National Association

By:	/s/ Scott W Miller
Name: Scott W Miller
Title: Vice President

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

MARVELL TECHNOLOGY GROUP LTD.

Name of Institution: Sumitomo Mitsui Banking Corp.

By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

SIGNATURE PAGE TO

CREDIT AGREEMENT OF

MARVELL TECHNOLOGY GROUP LTD.

Name of Institution: U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Susan M. Bowes
Name: Susan M. Bowes
Title: Senior Vice President

Schedule 2.01

Commitments

Lender	Revolving Commitment	Term Commitment
Goldman Sachs Bank USA	$50,000,000.00	$90,000,000.00
Bank of America, N.A.	$50,000,000.00	$90,000,000.00
Barclays Bank PLC	$50,000,000.00	$90,000,000.00
HSBC Bank USA, N.A.	$50,000,000.00	$90,000,000.00
MUFG Bank, LTD.	$50,000,000.00	$90,000,000.00
Wells Fargo Bank, N.A.	$50,000,000.00	$90,000,000.00
BNP Paribas	$33,333,333.34	$60,000,000.00
Credit Suisse AG, Cayman Islands Branch	$33,333,333.34	$60,000,000.00
Mizuho Bank, Ltd.	$33,333,333.33	$60,000,000.00
PNC Bank National Association	$33,333,333.33	$60,000,000.00
Sumitomo Mitsui Banking Corp.	$33,333,333.33	$60,000,000.00
U.S. Bank National Association	$33,333,333.33	$60,000,000.00

Total Commitments	$500,000,000.00	$900,000,000.00

Schedule 3.06

Litigation

None.

Schedule 6.01

Existing Indebtedness

None.

Schedule 6.02

Existing Liens

None.

Schedule 6.03

Certain Sale/Leaseback Transactions

Marvell Asia Pte, Ltd.

Singapore Headquarters

No. 8 Tai Seng Link

Singapore 534158

Marvell Technology (Shanghai) Ltd

4F, Building #2,399 Keyuan Rd

Pudong District

Shanghai, China, 201203

Marvell Semiconductor, Inc. - Santa Clara

United States Headquarters

5488 Marvell Lane

Santa Clara, CA 95054

Schedule 6.05

Existing Restrictions

None.

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement dated as of June 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marvell Technology Group Ltd., a Bermuda exempted company (the “Company”), the Lenders party thereto, Goldman Sachs Bank USA, as the General Administrative Agent and the Term Facility Agent, and Bank of America, N.A., as the Revolving Facility Agent, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to above and the Credit Agreement, as of the Effective Date inserted by the [Term Facility Agent] [Revolving Facility Agent] as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the outstanding rights and obligations of the Assignor under the credit facility identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

EXHIBIT A

2. Assignee:

[and is [a Specified Permitted Lender] [a [Revolving] [Term] Lender] [an Affiliate/Approved Fund of [Identify Lender]]]1

3. Borrower: Marvell Technology Group Ltd., a Bermuda exempted company

4. Agent: [Goldman Sachs Bank USA, as the Term Facility Agent under the Credit Agreement] [Bank of America, N.A., as the Revolving Facility Agent under the Credit Agreement]

5. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders	Amount of the Commitments/Loans of the applicable Class Assigned[2]	Percentage Assigned of Aggregate Amount of Commitments/ Loans of the applicable Class of all Lenders[3]
Revolving Commitments/Revolving Loans	$	$		%
Term Commitments/Term Loans	$	$		%

Effective Date:                  , 20         [TO BE INSERTED BY THE APPLICABLE FACILITY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender of the applicable Class, agrees to deliver to the [Term Facility Agent] [Revolving Facility Agent] a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.

[1]	Select as applicable.
[2]	Must comply with the minimum assignment amounts set forth in Section 9.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of the applicable Class of all Lenders.

EXHIBIT A

The terms set forth above are hereby agreed to: , as Assignor, By: Name: Title: , as Assignee,[4] By: Name: Title:

Consented to and Accepted:

[GOLDMAN SACHS BANK USA, as Term Facility Agent] [BANK OF AMERICA, N.A., as Revolving Facility Agent],

By:

        Name:

        Title:

Consented to:

[MARVELL TECHNOLOGY GROUP LTD.,

By:

        Name:

        Title:][5]

[4]	The Assignee must deliver to the Company all applicable Tax forms required to be delivered by it under Section 2.14(f) of the Credit Agreement.
[5]	No consent of the Company is required for (a) in the case of Term Commitments and Term Loans, (i) for an assignment to a Specified Permitted Lender, (ii) after the Term Funding Date, for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (iii) after the Term Funding Date, if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 of the Credit Agreement has occurred and is continuing or (b) in the case of Revolving Commitments and Revolving Loans, (i) for an assignment to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or (ii) if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 of the Credit Agreement has occurred and is continuing.

EXHIBIT A

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any Subsidiary or any other Affiliate of the Company or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any Subsidiary or any other Affiliate of the Company or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Applicable Facility Agent or any other Lender and (b) agrees that (i) it will, independently and without reliance on any Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

EXHIBIT A

2. Payments. From and after the Effective Date, the Applicable Facility Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Applicable Facility Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT A

EXHIBIT B

[FORM OF]

BORROWING REQUEST

[Goldman Sachs Bank USA

as Term Facility Agent

6031 Connection Drive

Irving, TX 75039

Attention of Goldman Sachs Senior Bank Debt

Fax No. (212) 428-9270

email: gs-sbdagency-borrowernotices@ny.email.gs.com]1

[Bank of America, N.A.

as Revolving Facility Agent

One Independence Center

101 N Tryon Street

Charlotte, NC 28255

Mail Code: NC1-001-05-45

Attn: Katrina Burton

Email: kburton2@baml.com]2

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of June 13, 2018 (as amended, restated, supplemented or otherwise modified time to time, the “Credit Agreement”), among Marvell Technology Group Ltd., a Bermuda exempted company (the “Company”), the Lenders party thereto, Goldman Sachs Bank USA, as the General Administrative Agent and the Term Facility Agent, and Bank of America, N.A., as the Revolving Facility Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes a Borrowing Request and the Company hereby gives notice, pursuant to Section 2.03 of the Credit Agreement, that it requests a [Term Borrowing] [Revolving Borrowing] under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(A)	Class of Borrowing: [Term Borrowing] [Revolving Borrowing]

(B)	Aggregate principal amount of Borrowing:[3] $_________________

[1]	For requests relating to Term Loan Facility.
[2]	For requests relating to the Revolving Facility.
[3]	Must comply with Sections 2.01 and 2.02(c) of the Credit Agreement.

EXHIBIT B

(C)	Date of Borrowing (which is a Business Day): ________________

(D)	Type of Borrowing:[4] ____________________________________

(E)	Interest Period and the last day thereof:[5] _____________________

(F)	Location and number of the Company’s account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.:_________________________________________)

[The Company hereby certifies that the conditions specified in paragraphs (a) and (b) of Section 4.03 of the Credit Agreement have been satisfied.]

Very truly yours,

MARVELL TECHNOLOGY GROUP LTD.,

By:
Name:
Title:

[4]	Specify ABR Borrowing or Eurocurrency Borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.
[5]	Applicable to Eurocurrency Borrowings only. Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months. If an Interest Period is not specified, then the Company shall be deemed to have selected an Interest Period of one month’s duration. May not end after the applicable Maturity Date.

EXHIBIT B

EXHIBIT C

[FORM OF] COMPLIANCE CERTIFICATE

The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Company under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.

Reference is made to the Credit Agreement dated as of June 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marvell Technology Group Ltd., a Bermuda exempted company (the “Company”), the Lenders party thereto, Goldman Sachs Bank USA, as the General Administrative Agent and the Term Facility Agent, and Bank of America, N.A., as the Revolving Facility Agent. Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement.

The undersigned, [specify title]1 of the Company, hereby certifies (solely in [his/her] capacity as such and not individually), as follows:

1.	I am a Financial Officer of the Company.

2.	[Attached as Schedule I hereto are the consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal year ended [ ], setting forth in each case in comparative form the figures for the prior fiscal year, together with an audit opinion thereon of [Deloitte & Touche LLP][2] required by Section 5.01(a).] [or] [The consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal year ended [ ], setting forth in each case in comparative form the figures for the prior fiscal year, together with an audit opinion thereon of [Deloitte & Touche LLP][3] required by Section 5.01(a), have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov.]

[or]

[1]	Must be a Financial Officer.
[2]	Or another independent public accounting firm of recognized national standing.
[3]	Or another independent public accounting firm of recognized national standing.

EXHIBIT C

[Attached as Schedule I hereto are the condensed consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [ ] and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year.] [or] [The condensed consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [ ] and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, have been [filed with the SEC and are available on the website of the SEC at http://www.sec.gov].] Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.]

3.	I have reviewed the terms of the Credit Agreement and the other Loan Documents and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and the Subsidiaries during the accounting period covered by the attached financial statements. The foregoing examination did not disclose, and I have no knowledge of:

(a)	the existence of any condition or event that constitutes a Default or an Event of Default as of the date of this Certificate[, except as set forth in a separate attachment, if any, to this Certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto]; or

(b)	any change in GAAP or in the application thereof since the date of the consolidated balance sheet most recently heretofore delivered pursuant to Section 5.01(a) or 5.01(b) of the Credit Agreement (or prior to the first such delivery, referred to in Section 3.04 of the Credit Agreement) that, to my knowledge, has had, or would reasonably be expected to have, a significant effect on the calculation of the Leverage Ratio or Consolidated Net Tangible Assets[, except as set forth in a separate attachment, if any, to this Certificate, specifying the nature of such change and the effect thereof on such calculations].

4.	The financial covenant analyses and other information set forth on Annex A hereto are true and accurate on and as of the date of this Certificate. The foregoing certifications are made and delivered on [ ] pursuant to Section 5.01(c) of the Credit Agreement.

EXHIBIT C

MARVELL TECHNOLOGY GROUP LTD.,

By:
Name:
Title:

EXHIBIT C

ANNEX A TO

COMPLIANCE CERTIFICATE

AS OF OR FOR THE FISCAL [QUARTER] [YEAR] ENDED [mm/dd/yy].

a.	Consolidated Operating Income from Continuing Operations: the consolidated operating income (or loss) of the Company and its Subsidiaries from continuing operations for such period, determined on a consolidated basis in accordance with GAAP:			$[___,___,___]

b.	Consolidated EBITDA:[4] (i) + (ii) - (iii) =			$[___,___,___]

	(i)	Consolidated Operating Income From Continuing Operations for such period (see item a. above):		$[___,___,___]

	(ii)[5]	(a)	all amounts attributable to depreciation and amortization:	$[___,___,___]

		(b)[6]	all other non-cash charges:	$[___,___,___]

		(c)	cash restructuring, severance and similar charges relating to the Cavium Acquisition:	$[___,___,___]

		(d)	other cash restructuring, severance and similar charges, including costs associated with discontinued operations or exiting of businesses, in an aggregate amount not in excess of $100,000,000 in any period of four fiscal quarters:	$[___,___,___]

		(e)	other extraordinary, unusual or non-recurring cash charges:	$[___,___,___]

		(f)	non-cash stock-based compensation:	$[___,___,___]

[4]	Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any Disposition. For the purposes of calculating Consolidated EBITDA for any period, if at any time during such period the Company or any Subsidiary shall have made a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be determined giving pro forma effect thereto in accordance with Section 1.04(b) of the Credit Agreement.
[5]	Items to be set forth without duplication and to the extent deducted in determining Consolidated Operating Income From Continuing Operations.
[6]	Any cash payments made with respect to any non-cash charge added back pursuant to this clause (b) in computing Consolidated EBITDA for any prior period shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made.

EXHIBIT C

	(g)	any losses during such period as a result of a change in accounting principles:	$[___,___,___]

	(h)	any currency translation losses for such period relating to currency hedges or remeasurements of Indebtedness:	$[___,___,___]

	(i)	any transaction fees, commissions, costs or expenses (or any amortization thereof) relating to any Acquisition (including the Cavium Acquisition) or joint venture investment, Disposition, issuance of Equity Interests, recapitalization or the incurrence, prepayment, amendment, modification, restructuring or refinancing of Indebtedness (including the Loans), in each case, not prohibited under the Credit Agreement or occurring prior to the Effective Date (whether or not successful) for such period:	$[___,___,___]

	(j)	any earn-out or similar contingent consideration payments actually made to sellers during such period in connection with any Acquisition, and any losses for such period arising from the remeasurement of the fair value of any liability recorded with respect to any earn-out or similar contingent consideration arising from any Acquisition:	$[___,___,___]

(iii)[7]	(a)	any non-cash items of income:	$[___,___,___]

	(b)	any extraordinary, unusual or non-recurring items of income:	$[___,___,___]

	(c)	any gains during such period as a result of a change in accounting principles:	$[___,___,___]

	(d)	any currency translation gains for such period relating to currency hedges or remeasurement of Indebtedness:	$[___,___,___]

[7]	Items to be set forth without duplication and to the extent included in determining such Consolidated Operating Income From Continuing Operations.

EXHIBIT C

c.	Consolidated Total Indebtedness:[8] (i) + (ii) + (iii) + (iv) + (v) =		$[___,___,___]

	(i)	Indebtedness for borrowed money, including the Loans:	$[___,___,___]

	(ii)	Indebtedness evidenced by bonds, debentures, notes or other similar instruments:	$[___,___,___]

	(iii)	Capital Lease Obligations:	$[___,___,___]

	(iv)	Any other Indebtedness that would be reflected in the “Long-Term Debt” line of a consolidated balance sheet of the Company prepared in accordance with GAAP:	$[___,___,___]

	(v)	The current portion of any Indebtedness referred to in clause (iv) above:	$[___,___,___]

d.	Leverage Ratio: (i) / (ii) =		$[___,___,___]

	(i)	Consolidated Total Indebtedness as of such date (see item c. above):	$[___,___,___]

	(ii)	Consolidated EBITDA for such period (see item b. above):	$[___,___,___]

[8]	For purposes of determining Consolidated Total Indebtedness, at any time after the definitive agreement for any Material Acquisition (including the Cavium Acquisition) shall have been executed, any Acquisition Indebtedness with respect to such Material Acquisition shall be disregarding pending the consummation of such Material Acquisition.

EXHIBIT C

EXHIBIT D

[FORM OF]

INTEREST ELECTION REQUEST

[Goldman Sachs Bank USA

as Term Facility Agent

and General Administrative Agent

6031 Connection Drive

Irving, TX 75039

Attention of Goldman Sachs Senior Bank Debt

Fax No. (212) 428-9270

email: gs-sbdagency-borrowernotices@ny.email.gs.com]1

[Bank of America, N.A.

as Revolving Facility Agent

One Independence Center

101 N Tryon Street

Charlotte, NC 28255

Mail Code: NC1-001-05-45

Attn: Katrina Burton

Email: kburton2@baml.com

with a copy to

Goldman Sachs Bank USA

as General Administrative Agent

6031 Connection Drive

Irving, TX 75039

Attention of Goldman Sachs Senior Bank Debt

Fax No. (212) 428-9270

email: gs-sbdagency-borrowernotices@ny.email.gs.com]2

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of June 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marvell Technology Group Ltd., a Bermuda exempted company (the “Company”), the Lenders party thereto, Goldman Sachs Bank USA, as the General Administrative Agent and the Term Facility Agent, and Bank of America, N.A., as the Revolving Facility Agent. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement.

[1]	For elections relating to the Term Loan Facility.
[2]	For elections relating to the Revolving Facility.

EXHIBIT D

This notice constitutes an Interest Election Request and the Company hereby gives notice, pursuant to Section 2.05 of the Credit Agreement, that it requests the conversion or continuation of a [Term Borrowing] [Revolving Borrowing] under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing and each resulting Borrowing:

1. Borrowing to which this request applies: _____________________________

Principal Amount: _______________________________

Type: _______________________________

Interest Period3: _______________________________

2. Effective date of this election4: _______________________________

3. Resulting Borrowing[s]5

Principal Amount6: _______________________________

Type7 _______________________________

Interest Period8 _______________________________

Very truly yours,

MARVELL TECHNOLOGY GROUP LTD.,

By:
Name:
Title:

[3]	In the case of a Eurocurrency Borrowing, specify the last day of the current Interest Period therefor.
[4]	Must be a Business Day.
[5]	If different options are being elected with respect to different portions of the Borrowing specified in item 2 above, provide the information required by this item 3 for each resulting Borrowing. Each resulting Borrowing shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Borrowing in Section 2.02(c) of the Credit Agreement.
[6]	Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 2 above.
[7]	Specify whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing.
[8]	Applicable only if the resulting Borrowing is to be a Eurocurrency Borrowing. Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months. Cannot extend beyond the applicable Maturity Date. If an Interest Period is not specified, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

EXHIBIT D

EXHIBIT E

[FORM OF] SOLVENCY CERTIFICATE

Pursuant to Section [4.01(e)][4.02(g)] of Credit Agreement dated as of June 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Marvell Technology Group Ltd., a Bermuda exempted company (the “Company”), the Lenders party thereto, Goldman Sachs Bank USA, as the General Administrative Agent and the Term Facility Agent, and Bank of America, N.A., as the Revolving Facility Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of the Company, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of [the Transactions to be consummated on the date hereof]1 [the Cavium Acquisition and the other Transactions]2, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

(a)	the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)	the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)	the Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[1]	As of the Effective Date.
[2]	As of the Term Funding Date.

EXHIBIT E

The undersigned is familiar with the business and financial position of the Company and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Company and its Subsidiaries after consummation of the Transactions.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as chief financial officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

MARVELL TECHNOLOGY GROUP LTD.

by
Name:
Title:

EXHIBIT E